UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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DREAMWORKS ANIMATION SKG, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 7, 2008

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation” or the “Company”), will be held on May 7, 2008 at 8:00 a.m., local time, at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 for the following purposes:

1.	To elect 12 directors, all of such directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To approve an amendment to our restated certificate of incorporation to increase the maximum number of directors from 12 to 15.

3.	To approve an amendment to our restated certificate of incorporation to change the composition of the nominating and governance committee.

4.	To approve the adoption of the 2008 Omnibus Incentive Compensation Plan.

5.	To approve the adoption of the 2008 Annual Incentive Plan.

6.	To ratify the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2008.

7.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on March 17, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California 91201.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the year ended December 31, 2007.

By Order of the Board of Directors,

Katherine Kendrick

General Counsel and Corporate Secretary

Glendale, California

March 24, 2008

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

Page
PROCEDURAL MATTERS	1
General	1
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2008	1
Record Date; Stockholders Entitled to Vote	1
Proxies; Revocation of Proxies	2
Quorum; Abstentions; Broker Non-Votes	2
Solicitation of Proxies	3
Deadline for Receipt of Stockholder Proposals	3
Electronic Access	4

PROPOSAL NO. 1—ELECTION OF 12 DIRECTORS	5
Nominees	5
Director Independence	8
Meetings and Committees	10
Director Nominations	13
Communications with the Board of Directors	13
Code of Business Conduct and Ethics	14
Director Compensation	14
Management Consulting Agreements	16
Compensation Committee Interlocks and Insider Participation	16
Required Vote	16
Recommendation	16

PROPOSAL NO. 2— AMENDMENT TO DREAMWORKS ANIMATION’S RESTATED CERTIFICATE OF INCORPORATION INCREASING THE MAXIMUM NUMBER OF DIRECTORS FROM 12 TO 15	17
Proposed Amendment	17
Reasons for the Proposed Amendment	17
Required Vote	17
Recommendation	17

PROPOSAL NO. 3—AMENDMENT TO DREAMWORKS ANIMATION’S RESTATED CERTIFICATE OF INCORPORATION CHANGING THE COMPOSITION OF THE NOMINATING AND GOVERNANCE COMMITTEE	18
Proposed Amendment	18
Reasons for the Proposed Amendment	18
Required Vote	19
Recommendation	19

PROPOSAL NO. 4—APPROVE ADOPTION OF THE 2008 OMNIBUS INCENTIVE COMPENSATION PLAN	20
General	20
Summary of the Plan	20
Certain Federal Tax Aspects of the 2008 Plan	26
Securities Authorized for Issuance Under Equity Compensation Plans	27
Equity Compensation Plan Information	27
Required Vote	28
Recommendation	28

PROPOSAL NO. 5—APPROVE ADOPTION OF THE 2008 ANNUAL INCENTIVE PLAN	29
General	29
Summary of the Plan	29
Federal Income Tax Consequences	31
New Plan Benefits	32

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors”) of proxies to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 7, 2008 at 8:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2007, are being mailed to stockholders beginning on or about April 2, 2008. References in this Proxy Statement to the “Company,” “we,” “us” and “our” refer to DreamWorks Animation.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so at the time of the meeting through the link on www.DreamWorksAnimation.com/webcast.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2008

This proxy statement and our 2007 Annual Report to Stockholders are available at www.proxyvote.com.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), and Class B common stock, par value $0.01 per share the (“Class B Stock” and, together with the Class A Stock, the “Common Stock”), at the close of business on March 17, 2008 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote and each share of Class B Stock entitles the holder to 15 votes, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. The holders of Class A Stock and Class B Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks

Animation’s stockholders must be approved by a majority, or in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class. With respect to Proposal Numbers 2 and 3, the proposals must be approved by a majority of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class.

As of March 17, 2008, there were approximately 80,017,547 shares of Class A Stock and 12,984,461 shares of Class B Stock outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Until August 9, 2007, there was outstanding one share of Class C common stock, par value $0.01 per share (the “Class C Stock”). The Class C Stock, voting as a separate class, was entitled to nominate and elect one director (the “Class C Director”). The Class C Stock was held by an entity controlled by Paul Allen, one of the Company’s directors. The Class C Stock was converted into one share of Class A Stock on August 9, 2007, at which time Mr. Allen resigned as a director. See “Proposal No. 3—Amendment to DreamWorks Animation’s Restated Certificate of Incorporation Changing the Composition of the Nominating and Governance Committee—Reasons for the Proposed Amendment.”

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card.

With respect to the election of directors, stockholders may vote in favor of or withhold their votes for each nominee. There is no box to “abstain,” but checking the box on the enclosed proxy/voting instruction card that withholds authority to vote for a nominee is the equivalent of abstaining. With respect to Proposal Number 1, the 12 nominees receiving the greatest number of votes cast for the election of directors by shares of Class A and Class B Stock, voting together as a single class, entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. With respect to any proposal other than the election of directors, stockholders may vote in favor of or against the proposal, or abstain from voting. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted.

Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within 10 days of the meeting. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” There are no broker non-votes on the election of directors and the ratification of auditors. The Company will count the shares represented by “broker non-votes” in determining whether there is a quorum. “Broker non-votes” will have no effect on the outcome of the vote for Proposal Numbers 4 and 5 and will be the equivalent of a negative vote on Proposal Numbers 2 and 3.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Proxies and ballots will be received and tabulated by Broadridge, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2009 Proxy Statement, your proposal must be received by us no later than November 24, 2008 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.    Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2009 annual meeting of stockholders that will not be included in our Proxy Statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 6, 2009, and no later than February 5, 2009. The Company’s management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2009 Annual Meeting of Stockholders if such proposal is not received by the Company within such time period.

Our Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act; and (2) such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish additional information as we may reasonably require in order to determine such person’s eligibility to serve as a director, including appropriate biographical information to permit the Board of Directors to determine whether such nominee meets the qualification and independence standards adopted by the Board of Directors. Any candidates recommended by stockholders for nomination by the Board of Directors will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

Our Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business

(including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendments); (3) the reasons for conducting such business at the meeting; and (4) any material interest of the stockholder making the proposal in such business.

In addition, our Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends to solicit proxies from stockholders in support of such nomination or proposed business item.

You may write to our Secretary at our principal executive offices, 1000 Flower Street, Glendale, California 91201, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Electronic Access

In addition to the website address listed in the section entitled “Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2008,” this Proxy Statement and DreamWorks Animation’s 2007 Annual Report may be viewed online at www.DreamWorksAnimation.com. Stockholders of record may elect to receive future annual reports and Proxy Statements electronically by following the instructions provided in the enclosed proxy if such stockholder is voting by Internet. Such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF 12 DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation currently authorizes a range of three to 12 directors, currently set at 12, to serve on the Board of Directors. At the Annual Meeting, 12 persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Governance Committee has nominated, and the Board of Directors has designated, the 12 persons listed below for election at the Annual Meeting.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

On February 28, 2008, Howard Schultz, one of the Company’s current directors, informed us that, based on the time requirements of his position as Chief Executive Officer of Starbucks Corporation, he will not stand for re-election at the Annual Meeting. We currently expect that Mr. Schultz will remain a director until the date of the Annual Meeting. The Board of Directors has nominated Harry “Skip” Brittenham to replace Mr. Schultz as a director. Mr. Brittenham was recommended as a nominee by the Nominating and Governance Committee.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of March 1, 2008.

Name	Age	Position
Jeffrey Katzenberg	57	Chief Executive Officer and Director
Roger A. Enrico	63	Chairman of the Board of Directors
Lewis Coleman	66	President, Chief Financial Officer and Director
Thomas E. Freston	62	Director
David Geffen	65	Director
Judson C. Green	55	Director
Mellody Hobson	38	Director
Michael Montgomery	53	Director
Nathan Myhrvold	48	Director
Karl M. von der Heyden	71	Director
Margaret C. Whitman	51	Director
Harry “Skip” Brittenham	66	Proposed Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg has served as our Chief Executive Officer and member of our Board of Directors since October 2004. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home entertainment and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg serves on the boards of The Motion Picture and Television Fund, The Museum of Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts and The Simon Wiesenthal Center. He is co-chairman of each of the Creative Rights Committee of the Directors Guild of America, and the Committee on the Professional Status of Writers of the Writers Guild of America. In addition, his fundraising efforts on behalf of AIDS Project Los Angeles have helped to provide its clients with medical and social services.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico has served as the Chairman of our Board of Directors since October 2004. Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001, and vice chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991, and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of The National Geographic Society, the Environmental Defense Fund and the American Film Institute.

Lewis Coleman—President, Chief Financial Officer and Director.    Mr. Coleman has served as our President since December 2005, as Chief Financial Officer since February 2007 and as a member of our Board of Directors since December 2006. He served as Chief Accounting Officer from May 2007 until September 2007. He also previously served as a member of our Board of Directors from October 2004 until his resignation from our Board of Directors in December 2005 to assume his new role as President. Previously, he was the president of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities, where he was a senior managing director from 1995 to 1998 and chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent 10 years at the Bank of America and Bank of America Corporation, where he was head of capital markets, head of the world banking group and vice chairman of the board and chief financial officer. He spent the previous 13 years at Wells Fargo Bank, where his positions included head of international banking, chief personnel officer and chairman of the credit policy committee. He serves on the board of directors of Northrop Grumman Corporation.

Thomas E. Freston—Director.    Mr. Freston has served as a member of the Board of Directors since September 2007. Since December 2006, Mr. Freston has been a principal with firefly3, a consulting and investment company. Mr. Freston served as the President and Chief Executive Officer of Viacom Inc. from January 1, 2006 until his resignation in September 2006. At Viacom, he oversaw Viacom’s cable network properties (which include MTV, Nickelodeon, BET, Comedy Central and many other networks), Paramount Pictures and Famous Music (publishing). He also served on the Board of Viacom from September 2005 until September 2006. Previously, he was Co-President and Co-Chief Operating Officer of Viacom’s predecessor entity since June 2004. Prior to that, Mr. Freston served as Chairman and Chief Executive Officer of MTV Networks since 1987. Mr. Freston joined MTV Networks in 1980 and was one of the founding members of the team that launched MTV: Music Television. Among other things, he created MTV’s classic “I want my MTV” ad campaign. Mr. Freston is on the board of the American Museum of Natural History and Emerson College.

David Geffen—Director.    Mr. Geffen has served as a director since October 2004. Mr. Geffen co-founded and was a principal of DreamWorks Studios from its founding in October 1994 until its sale to Viacom in January 2006. Mr. Geffen was CEO of DreamWorks Studios following the initial public offering of DreamWorks Animation SKG, Inc. Prior to founding DreamWorks Studios, he founded, built and sold both Asylum Records (founded in 1970) and Geffen Records (founded in 1980) by signing contracts with and producing albums for such notable artists as The Eagles, Jackson Browne, Joni Mitchell and Linda Rondstadt (at Asylum Records) and John Lennon and Yoko Ono, Elton John, Donna Summer, Don Henley, Peter Gabriel, Guns n’ Roses, Aerosmith and Nirvana (at Geffen Records). Mr. Geffen has also produced successful live-action films, including Interview with a Vampire (1994), Beetlejuice (1988) and Risky Business (1983) and Broadway musicals, including Cats and Dreamgirls.

Judson C. Green—Director.    Mr. Green joined the board of directors in March 2006. Mr. Green serves as the President and Chief Executive Officer of Navteq Corporation (a provider of digital map information for navigation systems) and is a member of its board of directors. Mr. Green joined Navteq Corporation in May 2000. In October 2007, Navteq entered into a merger agreement pursuant to which Navteq will become a wholly owned subsidiary of Nokia Inc. Following completion of the merger, Mr. Green expects that he will remain an employee of Nokia or Navteq. Previously, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. Mr. Green is also currently a director of Harley-Davidson, Inc. and serves on that company’s audit committee. Mr. Green holds a M.B.A. from the University of Chicago Graduate School of Business and a bachelor’s degree in economics from DePauw University.

Mellody Hobson—Director.    Ms. Hobson has served as a director since October 2004. Ms. Hobson has served as the president of Ariel Capital Management, LLC, a Chicago-based investment management firm, since 2004. She also has served as president and a director of its sole managing member, Ariel Capital Management Holdings, Inc. since 2000. She is also the president of Ariel Investment Trust, an open-end management investment company, and has served as a trustee since 1993 and as chairman of the board of trustees since 2006. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. She has also served as a director of Estee Lauder and Starbucks since 2004 and 2005, respectively. In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders.

Michael J. Montgomery—Director.    Mr. Montgomery has served as a director since July 2006. Mr. Montgomery serves as president of Montgomery & Co. and heads up the firm’s media and entertainment practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks. Before that, Mr. Montgomery was a senior executive at DreamWorks SKG from 1995 until 1999. Before joining DreamWorks SKG, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. He has previously served on the board of directors of Corus Pharma and Pathogenesis, a public pharmaceutical company that was acquired by Chiron Corporation in 2000. Mr. Montgomery received his M.B.A. from the Amos Tuck School at Dartmouth College, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors.

Nathan Myhrvold—Director.    Dr. Myhrvold has served as a director since October 2004. Dr. Myhrvold is the chief executive officer of Intellectual Ventures, an invention investment company based in Bellevue, Washington. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles.

Karl M. von der Heyden—Director.    Mr. von der Heyden has served as a director since October 2005. Karl M. von der Heyden stepped down from PepsiCo, Inc. in February 2001. He had rejoined PepsiCo in September 1996 as Vice Chairman and Chief Financial Officer. During his tenure, he concentrated on helping to re-focus the company by spinning off or selling the restaurant companies, buying Tropicana and Quaker Oats, and taking the bottling business, Pepsi Bottling Group, public, among other things. He had previously retired from RJR Nabisco, where he was co-chairman and chief executive officer, through May 1993 and chief financial officer since 1989. In December 1993 he took over as president and chief executive officer at financially troubled Metallgesellschaft Corp. on an interim basis and successfully restructured the company in a period of seven months. He had also served as Chairman of the Financial Accounting Standard Board’s Advisory Council (FASAC). Before joining RJR Nabisco, Mr. von der Heyden was senior vice president, chief financial officer and a director of H.J. Heinz Company. He joined Heinz in 1980 as vice president of finance and treasurer. Previously, Mr. von der Heyden had worked for PepsiCo in various senior management capacities: vice president, controller from 1974 to 1977, chief financial officer of Pepsi-Cola Company from 1977-1979, and then vice president of manufacturing for the Pepsi-Cola Bottling Group. Mr. von der Heyden began his business career as a management trainee at the Berliner Bank AG. He joined Coopers & Lybrand, Philadelphia, in 1963, and in 1966 he moved to Pitney Bowes, where he advanced to the position of corporate controller. A native of Berlin, Germany, Mr. von der Heyden attended the Free University of Berlin. He graduated from Duke University in 1962 and obtained an MBA degree from the Wharton School of the University of Pennsylvania in 1964. Mr. von der Heyden serves on the boards of Macy’s, Inc. and NYSE Euronext, Inc. He is a trustee of The American Academy in Berlin.

Margaret C. Whitman—Director.    Ms. Whitman has served as a director since April 2005. As President and CEO of eBay Inc. since March 1998, Ms. Whitman has led the company to become “The World’s Online Marketplace” and has helped reshape how commerce takes place around the world. In addition, eBay is now the global leader in both payments and Internet telephony with PayPal and Skype, respectively. She is a member of eBay’s Board of Directors. In January 2008, Ms. Whitman announced that she would retire from eBay effective March 31, 2008. She intends to remain a member of its Board of Directors and to serve as a special advisor to eBay’s Chief Executive Officer and President through December 31, 2008. Prior to joining eBay, Ms. Whitman was general manager of Hasbro’s Preschool Division responsible for global management and marketing of some of the world’s best-known children’s brands including Playskool. Among her many accolades, Time named Ms. Whitman one of the world’s 100 most influential people in 2004 and 2005, and Fortune ranked her one of the 25 most powerful people in business and the most powerful woman in American business in 2004 and 2005. She is a member of the Board of Directors of The Procter & Gamble Company.

Harry “Skip” Brittenham—Proposed Director. Mr. Brittenham is a senior partner with the entertainment law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman & Cook LLP, which was founded in 1978. Mr. Brittenham currently serves on the board of, or is a trustee of numerous charitable organizations, including Conservation International, KCET, the Environmental Media Association and the Alternative Medical AIDS Foundation. Mr. Brittenham received a B.S. from the United States Air Force Academy and a J.D. from the University of California, Los Angeles.

Director Independence

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NYSE, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•

The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•

The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•

The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•

The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of any such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•

Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the consolidated assets of the company where the director serves as an executive officer; or

•

Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $1 million or 2% of that organization’s gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Thomas Freston, Judson C. Green, Mellody Hobson, Michael Montgomery, Nathan Myhrvold, Howard Schultz, Karl M. von der Heyden and Margaret C. Whitman is an independent director. The Board of Directors has also determined that, upon his election as a director, Harry Brittenham will also qualify as an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

In making its determination that Ms. Hobson is an independent director, the Board of Directors noted that the investment management firm of which Ms. Hobson is the president and director is deemed to be the beneficial owner (as of December 31, 2007) of approximately 15% of the outstanding securities of Hewitt Associates, which currently serves as the Compensation Committee’s independent compensation consultant. However, given that Ms. Hobson has no involvement in the investment decisions made by her firm and that the Company’s payments to such compensation consultant during 2007 represented a small amount of such consultant’s overall revenues, the Board of Directors also concluded that this relationship does not affect her status as an independent director. The Board of Directors also noted that the Company has had product-placement licensing agreements with Starbucks Corporation, of which Mr. Schultz is the Chairman, with respect to certain of the Company’s films. In accordance with the terms of these agreements, no amounts have been paid by or to the Company in connection with such product-placement arrangements. Additionally, the Board of Directors considered that the Company has recently opened a Starbuck store at its Glendale campus. However, the Board noted the payments made by the Company in connection with the store are made to the Company’s third-party food service vendor. In connection with the construction of the store, the Company has paid or expects to pay its vendors approximately $155,000 for equipment and other items that were purchased directly from Starbucks. The Company currently expects that it will reimburse its food-service vendor for approximately $20,000 in licensing and revenue-based payments to Starbucks in 2008. Accordingly, the Board of Directors concluded that these relationships do not affect Mr. Schultz’s status as an independent director.

In June 2007, we filed with the New York Stock Exchange (the “NYSE”) our Chief Executive Officer’s annual certification regarding compliance with the NYSE’s corporate governance standards as required by Section 303A.12(a) of the NYSE’s Listed Company Manual. The certification was made without qualification.

Because Jeffrey Katzenberg and David Geffen, acting together, control approximately 72.2% of the total voting power of DreamWorks Animation’s outstanding Common Stock, DreamWorks Animation is able to take advantage of, and does take advantage of, the “controlled company” exemption to the NYSE’s director independence requirements with respect to its Nominating and Governance Committee. See “—Meetings and Committees—Nominating and Governance Committee” for a further discussion.

Meetings and Committees

During 2007, the Board of Directors held a total of nine meetings (including regularly scheduled and special meetings). DreamWorks Animation’s Bylaws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member that are held during such directors then-current term. Based upon attendance as of the date of this Proxy Statement, the Company currently expects that every incumbent director will have attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member during the term that began on May 9, 2007, other than Mr. Schultz (who we currently expect will have attended approximately 43% of such meetings).

During calendar year 2007, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served, other than Howard Schultz (who attended approximately 73% of such meetings) and Margaret Whitman (who attended approximately 67% of such meetings).

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the charters for each committee and DreamWorks Animation’s Corporate Governance Guidelines and Director Independence Standards can be found on DreamWorks Animation’s website at http:/www.DreamWorksAnimation.com. These materials are also available in print to any stockholder upon request.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors must regularly meet without the Chairman of the Board and the Chief Executive Officer and may select a director to facilitate the meeting. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting. In 2007, three directors attended the Annual Meeting.

Audit Committee

Number of Members:	4

Members:	Karl M. von der Heyden, Chairman Judson Green Mellody Hobson Michael Montgomery

Number of Meetings in 2007:	7

Functions:

The Audit Committee is responsible for, among other things:

•     overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•     overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•     overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•     reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•     reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that each of Mr. von der Heyden, Mr. Green, Ms. Hobson and Mr. Montgomery qualifies as an audit committee financial expert, as such term is defined by the SEC in Item 401 of Regulation S-K. Each of these directors has extensive financial and accounting expertise and currently serves, or has previously served, on the audit committee of one or more public companies. The Board of Directors has determined that such simultaneous service would not impair such director’s ability to effectively serve on DreamWorks Animation’s Audit Committee. As mentioned above, the Company has also determined that each of the Audit Committee members is independent under the Company’s Director Independence Standards and under the independence standards set by the NYSE.

Compensation Committee

Number of Members:	4

Members:	Mellody Hobson, Chair Nathan Myhrvold Howard Schultz Karl M. von der Heyden

Number of Meetings in 2007:	6

Functions:

The Compensation Committee is responsible for, among other things:

•     reviewing and approving the compensation of our executive officers;

•     reviewing key employee compensation policies, plans and programs;

•     monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•     preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•     functioning as a committee of the Board of Directors that administers DreamWorks Animation’s incentive compensation programs.

In the section entitled “Compensation Discussion and Analysis,” we provide an additional discussion of the Compensation Committee’s role and responsibilities.

Nominating and Governance Committee

Number of Members	2

Members:	Jeffrey Katzenberg, Chairman David Geffen

Number of Meetings in 2007:	3

Functions:

The Nominating and Governance Committee is responsible for, among other things:

•     recommending persons to be selected by the Board of Directors as nominees for election as directors and Chief Executive Officer;

•     assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•     recommending director compensation and benefits policies; and

•     considering and recommending to the Board of Directors other actions relating to corporate governance.

See “Proposal No. 3—Amendment to DreamWorks Animation’s Restated Certificate of Incorporation Changing the Composition of the Nominating and Governance Committee” for a discussion of certain existing and proposed restrictions on the membership of the Nominating and Governance Committee.

Because Jeffrey Katzenberg and David Geffen, acting together, currently control approximately 72.2% of the total voting power of DreamWorks Animation’s Common Stock, DreamWorks Animation relies on the “controlled company” exemption to the NYSE rule requiring that director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee) and David Geffen (or his designee) will be included on the executive committee for so long as the committee exists and such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement.”

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of candidates to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. During the selection process, the Nominating and Governance Committee seeks inclusion and diversity within the Board of Directors. Prior to the nomination of a new director, the Nominating and Governance Committee follows prudent practices prior to the nomination, such as interviews of the potential nominee conducted by members of the Board of Directors and senior management.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s Bylaws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s Bylaws by writing to the Corporate Secretary at this address. See “Procedural Matters—Deadline for Receipt of Stockholder Proposals—Proposals and Nominations Pursuant to Our Bylaws.”

Communications with the Board of Directors

DreamWorks Animation does not have formal procedures for communications with the Board of Directors by stockholders or any other interested parties. Any matter intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors, should be directed to DreamWorks Animation’s Corporate Secretary, with a request to forward the same to the intended recipient. In general, all communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the sender’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Code of Business Conduct and Ethics

DreamWorks Animation has adopted a Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as persons performing similar functions. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com. A copy of the Code of Business Conduct and Ethics is also available in print to any stockholder upon request. Any amendments to and waivers from any provision of the Company’s Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relating to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K will be posted on the Company’s website.

Director Compensation

The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation, including the Chairman of the Board, Roger A. Enrico, receive no compensation for service as members of either the Board of Directors or board committees. However, Mr. Enrico is compensated as described below under “Executive Compensation Information—Executive Employment Agreements.” In addition, Mr. Geffen does not receive any cash or equity-based compensation as a director or committee member. Other directors who are not employees of DreamWorks Animation are not paid an annual cash retainer, but receive approximately $200,000 ($225,000 in the case of the chairpersons of the Audit and Compensation Committees) worth of equity awards annually. During 2007, these awards were paid 75% in restricted stock units and 25% in stock appreciation rights (based on grant-date fair value). Awards of stock appreciation rights will be settled by the delivery of shares of Class A Stock, are fully vested at the time of grant and can be exercised by the director at any time. In February 2008, the Board amended its policy to provide that future annual equity awards will be paid 100% in the form of restricted stock units. For restricted stock units granted prior to February 2008, the restricted stock units will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors (assuming the director has completed at least one year of service on the Board of Directors since the date of grant). For restricted stock units granted during or after February 2008, the restricted stock units are fully vested at the time of grant and will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors.

Prior to February 2008, each director received his or her annual grant on the quarterly grant date nearest the anniversary date of the director’s original election to the Board. In February 2008, the Board amended its policy to provide that all directors will receive their annual grants on the date of the Annual Meeting of Stockholders. During the remainder of 2008, the Company currently expects that the existing directors will receive appropriately pro-rated grants to transition directors to the new grant schedule. Any future directors elected other than at an Annual Meeting of Stockholders will also receive a pro-rated grant upon joining the Board and will thereafter receive annual grants on the same schedule as the other directors.

The table below details the compensation of our directors during 2007.

2007 Director Compensation1

Name	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)
Mellody Hobson(3)	$161,229	$76,909	$238,138
Judson C. Green(4)	$157,809	$38,434	$196,243
Nathan Myhrvold(5)	$161,229	$76,909	$238,138
Howard Schultz(5)	$161,229	$76,909	$238,138
Karl M. von der Heyden(6)	$210,652	$54,732	$265,384
Margaret C. Whitman(7)	$216,448	$60,112	$276,560
Michael Montgomery(8)	$140,337	$39,019	$179,356
Thomas Freston(9)	$24,243	$39,530	$63,773
Paul Allen(10)	$—	$—	$—
David Geffen(10)	$—	$—	$—

(1)

Compensation information for the named executive officers who also serve on DreamWorks Animation’s Board of Directors is presented in the section “Executive Compensation Information—Summary Compensation Table.”

(2)

The amounts reflected in each respective column represent the expense recognized for financial statement reporting purposes for the year ended December 31, 2007, as computed in accordance with Financial Accounting Standards Board FAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). The amounts reflected in each respective column may include amounts associated with equity awards granted prior to January 1, 2007. For a further discussion of the assumptions used in the calculation of the 2007 compensation cost (for all applicable grants of equity awards) pursuant to FAS 123R, please see “Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 13 Employee Benefits Plan” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)

On November 2, 2007, Ms. Hobson received her annual director equity grant with a grant-date fair value of approximately $225,000. In addition, as of December 31, 2007, Ms Hobson had 17,468 unexercised options\stock appreciation rights that were exercisable and 5,379 unvested restricted stock units.

(4)

On March 2, 2007, Mr. Green received his annual director equity grant with a grant-date fair value of approximately $200,000. As of December 31, 2007, Mr. Green had 7,764 unexercised stock appreciation rights, all of which were exercisable, and 11,647 unvested restricted stock units. Subject to the approval of the Compensation Committee, the Company currently expects that Mr. Green will receive an annual director equity grant with a grant-date fair value of approximately $233,333 in May 2008. This grant amount reflects an additional pro-rated amount as a result of the Company’s transition to grant all non-employee director grants on the date of the annual meeting of stockholders.

(5)

On November 2, 2007, each of these directors received their annual director equity grant with a grant-date fair value of approximately $200,000. In addition, as of December 31, 2007, each of these directors had 17,015 unexercised options\stock appreciation rights that were exercisable and 4,781 unvested restricted stock units. Mr. Schultz is not standing for reelection at the Annual Meeting. We currently expect that Mr. Schultz will remain a director until the date of the Annual Meeting.

(6)

On November 2, 2007, Mr. von der Heyden received his annual director equity grant with a grant-date fair value of approximately $225,000. As of December 31, 2007, Mr. von der Heyden had 10,175 unexercised options\stock appreciation rights that were exercisable, 1,315 options that were unexercisable, 1,973 unvested shares of restricted stock and 10,587 unvested restricted stock units.

(7)

On May 4, 2007, Ms. Whitman received her annual director equity grant with a grant-date fair value of approximately $200,000. As of December 31, 2007, Ms. Whitman had 9,321 unexercised options\stock appreciation rights that were exercisable, 1,059 options that were unexercisable, 1,412 unvested shares of restricted stock and 10,806 unvested restricted stock units. Subject to the approval of the Compensation Committee, the Company currently expects that Ms. Whitman will receive an annual director equity grant with a grant-date fair value of approximately $200,000 in May 2008.

(8)

On August 3, 2007, Mr. Montgomery received his annual director equity grant with a grant-date fair value of approximately $200,000. As of December 31, 2007, Mr. Montgomery had 7,415 unexercised stock appreciation rights, all of which were exercisable, and 11,121 unvested restricted stock units.

(9)

Mr. Freston joined the Board of Directors as a new director on September 24, 2007 and subsequently received on November 2, 2007 a director equity grant with a grant-date fair value of approximately $200,000. As of December 31, 2007, Mr. Freston had 3,622 unexercised stock appreciation rights, all of which were exercisable, and 4,781 unvested restricted stock units.

(10)

Neither Mr. Allen nor Mr. Geffen received any equity awards during 2007. In addition, neither Mr. Allen nor Mr. Geffen had any outstanding equity awards as of December 31, 2007. Mr. Geffen has entered into a consulting agreement with the Company, pursuant to which he is entitled to receive $1 per year. See “—Management Consulting Agreements.” Mr. Allen resigned as a director effective August 9, 2007 upon conversion of the Class C Stock into Class A Stock.

Management Consulting Agreements

DreamWorks Animation has entered into a consulting agreement with each of Steven Spielberg and David Geffen, pursuant to which each of Messrs. Spielberg and Geffen provide consulting services to DreamWorks Animation with respect to its operations, overall direction and projects. They are each paid $1 for these services and are reimbursed for reasonable travel and other expenses incurred in the performance of their duties as are customarily reimbursed for executives in DreamWorks Animation’s industry.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2007, the Compensation Committee was composed of Ms. Hobson, Mr. Myhrvold, Mr. Schultz and Mr. von der Heyden. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K adopted by the SEC.

Required Vote

The 12 nominees receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Class A and Class B Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

AMENDMENT TO DREAMWORKS ANIMATION’S

RESTATED CERTIFICATE OF INCORPORATION

INCREASING THE MAXIMUM NUMBER OF DIRECTORS

FROM 12 TO 15

The Board of Directors has approved an amendment to DreamWorks Animation’s restated certificate of incorporation that would increase the maximum size of the Board of Directors from 12 to 15. The Board of Directors has declared the advisability of the amendment to DreamWorks Animation’s restated certificate of incorporation.

Proposed Amendment

If the amendment to increase the maximum permitted number of directors on the Board of Directors is adopted, the restated certificate of incorporation will be amended by replacing the entire text of Section 1(a) of Article IV with the following:

“The business and affairs of the Corporation shall be managed by or under the direction of the Board, the exact number of directors comprising the entire Board to be not less than three nor more than fifteen (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board. As used in this Restated Certificate of Incorporation, the term ‘entire Board’ means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.”

Reasons for the Proposed Amendment

The Board of Directors believes that the proposed increase in the maximum permitted number of directors will give the Board of Directors the flexibility to increase its size to meet any identified needs in the future. The Board of Directors believes it is desirable to increase the maximum number of directors to allow for appointments of additional directors who possess skills and abilities that would be helpful to the Company and the Board of Directors in overseeing the business of the Company. If the amendment is approved by the stockholders, the Board of Directors will have the power under our constituting documents and applicable state law to appoint individuals to fill one or more of the additional seats on the Board of Directors.

If the proposed amendment is adopted, it will become effective upon filing of a certificate of amendment to DreamWorks Animation’s restated certificate of incorporation with the Delaware Secretary of State. However, if the Company’s stockholders approve this proposed amendment, the Board of Directors retains discretion under Delaware law not to implement it. If the Board of Directors exercised such discretion, the maximum permitted number of directors would remain at its current level of 12.

Required Vote

The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Stock and by the holders of the outstanding shares of Class B Stock, issued and outstanding, voting as a single class, is required for approval of the amendment.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the proposed amendment to DreamWorks Animation’s restated certificate of incorporation to increase the maximum numbers of directors of the Company from 12 to 15.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the proposed amendment to DreamWorks Animation’s restated certificate of incorporation to increase the maximum number of directors of the Company from 12 to 15.

PROPOSAL NO. 3

AMENDMENT TO DREAMWORKS ANIMATION’S

RESTATED CERTIFICATE OF INCORPORATION

CHANGING THE COMPOSITION OF THE

NOMINATING AND GOVERNANCE COMMITTEE

The Board of Directors has approved an amendment to DreamWorks Animation’s restated certificate of incorporation that would change the composition of the nominating and governance committee. Currently, DreamWorks Animation’s restated certificate of incorporation provides that the nominating and governance committee must be composed solely of the Class C Director (if any shares of Class C Stock are then issued and outstanding), Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and David Geffen (or his designee). The amendment to DreamWorks Animation’s restated certificate of incorporation would eliminate the requirement that the Class C Director be a member of the nominating and governance committee and would provide that in addition to Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and David Geffen (or his designee), the committee may be composed of a director duly appointed by the Board of Directors. The Board of Directors has declared the advisability of the amendment to DreamWorks Animation’s restated certificate of incorporation.

Proposed Amendment

If the amendment to change the composition of the nominating and governance committee is adopted, the restated certificate of incorporation will be amended by replacing the entire text of Section 5(a) of Article VI with the following:

“Until the earlier of the Independence Date (as defined below) and the date that no shares of Class B Stock shall remain outstanding, the nominating and governance committee of the Board shall be composed solely of (i) the director then in office who was designated as the JK Designee under the Stockholder Agreement, (ii) the director then in office who was designated as the DG Designee under the Stockholder Agreement (in each case for so long as the JK Designee and the DG Designee, as applicable, shall be entitled to remain on the Board in accordance with the Stockholder Agreement) and (iii) a director duly appointed by the Board. As used herein, the term ‘Independence Date’ shall mean the date the Corporation, in the opinion of counsel to the Corporation, shall be required by law or the rules of any applicable securities exchange to have a nominating and governance committee comprised solely of ‘independent directors’ as defined by the requirements of law or such securities exchange.”

Reasons for the Proposed Amendment

On August 9, 2007, DW Investments II, Inc. (“DWI II”), an entity controlled by Paul Allen, completed a registered public offering of 10,186,137 shares of the Class A Stock. The Company also repurchased an additional 4,813,863 shares of Class A Stock from DWI II. Following the completion of these transactions, pursuant to the terms of DreamWorks Animation’s restated certificate of incorporation, the one outstanding share of the Class C Stock, automatically converted into Class A Stock on a one-for-one basis. Pursuant to the terms of the Vulcan Stockholder Agreement as discussed in “Certain Relationships and Related Party Transactions,” Mr. Allen resigned from the Board of Directors following the conversion of the Class C Stock. As a result of the resignation of Mr. Allen as our Class C Director, the proposed amendment seeks to eliminate the requirement that the Class C Director be a member of the nominating and governance committee, and because the Company would like the nominating and governance committee to continue to consist of up to three members, the proposed amendment also provides that in addition to Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and David Geffen (or his designee), a director duly appointed by the Board of Directors may be a member of such committee.

If the proposed amendment is adopted, it will become effective upon filing of a certificate of amendment to DreamWorks Animation’s restated certificate of incorporation with the Delaware Secretary of State.

Required Vote

The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Stock and by the holders of the outstanding shares of Class B Stock, issued and outstanding, voting as a single class, is required for approval of the amendment.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the proposed amendment to DreamWorks Animation’s restated certificate of incorporation to change the composition of the nominating and governance committee.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the proposed amendment to DreamWorks Animation’s restated certificate of incorporation to change the composition of the nominating and governance committee.

PROPOSAL NO. 4

APPROVE ADOPTION OF THE

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

General

On February 21, 2008, the Board of Directors approved, subject to the approval of our stockholders, the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan (which we refer to as the 2008 Plan). Our Board of Directors has approved the 2008 Plan as a flexible omnibus incentive compensation plan that would allow us to use different forms of compensation awards to attract, retain and reward eligible participants under the 2008 Plan and strengthen the mutuality of interests between management and our stockholders. The purpose of the 2008 Plan would be to promote the interests of the Company and our stockholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in our long-term growth and financial success. The 2008 Plan is intended to replace the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan (which we refer to as the Prior Plan), which would be automatically terminated, replaced and superseded by the 2008 Plan on the date on which the 2008 Plan is approved by our stockholders, except that any awards granted under the Prior Plan would remain in effect pursuant to their terms.

Set forth below is a summary of the 2008 Plan, which is qualified in its entirety by the specific language of the 2008 Plan, a copy of which is attached to this proxy statement as Annex A.

Summary of the Plan

Types of Awards.    The 2008 Plan would provide for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, or NSOs, stock appreciation rights, or SARs, restricted share awards, restricted stock units, or RSUs, performance compensation awards, performance units, cash incentive awards, deferred share units and other equity-based and equity-related awards.

Plan Administration.    The 2008 Plan would be administered by the Compensation Committee of our Board of Directors or such other committee our Board designates to administer the 2008 Plan (the “Committee”). Subject to the terms of the 2008 Plan and applicable law, the Committee would have sole authority to administer the 2008 Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of shares of our common stock to be covered by awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria were required to be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the 2008 Plan, (7) establish, amend, suspend or waive such rules and regulations and appoint such agents as it should deem appropriate for the proper administration of the 2008 Plan, (8) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, and (9) make any other determination and take any other action that the Committee deemed necessary or desirable for the administration of the 2008 Plan.

Shares Available For Awards.    Subject to adjustment for changes in capitalization, the aggregate number of shares that would be available to be delivered pursuant to awards granted under the 2008 Plan would be equal to (i) 5,000,000 plus (ii) any shares with respect to awards granted under the Prior Plan that are forfeited following the date that the 2008 Plan is approved by our stockholders, of which 5,000,000 shares could be granted pursuant to incentive stock options. The maximum aggregate number of shares that would be available to be delivered pursuant to awards other than options and SARs would be 2,500,000. Upon exercise of a stock-settled SAR, each share with respect to which such stock-settled SAR was exercised would be counted as one share against the maximum aggregate number of shares available under the 2008 Plan, regardless of the number of shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash would not reduce the number of shares available for delivery under the 2008 Plan. If, after the effective date of the 2008 Plan, any award granted under the 2008 Plan were forfeited, or otherwise expired, terminated or were canceled without the delivery of all shares subject thereto, or were settled other than by the delivery of shares (including cash settlement), then the number of shares subject to such award that were not issued would not be treated as issued for purposes of reducing the aggregate number of shares that may be delivered pursuant the 2008 Plan. However, shares that were surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award would not become available to be delivered pursuant to awards under the 2008 Plan. Subject to adjustment for changes in capitalization, the maximum number of shares of our common stock that would be available to be granted pursuant to awards to any participant in the 2008 Plan in any fiscal year would be 2,500,000. In the case of awards settled in cash based on the fair market value of a share, the maximum aggregate amount of cash that would be permitted to be paid pursuant to awards granted to any participant in the 2008 Plan in any fiscal year would be equal to the per-share fair market value as of the relevant vesting, payment or settlement date multiplied by the maximum number of shares which could be granted, as described above. The maximum aggregate amount of cash and other property (valued at fair market value) that would be permitted to be paid or delivered pursuant to awards under the 2008 Plan, the value of which is determined by reference to the fair market value of our shares, to any participant in any fiscal year would be $10,000,000.

Changes in Capitalization.    In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the shares of our common stock, the Committee would make adjustments and other substitutions to awards under the 2008 Plan in the manner it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our common stock or other similar corporate transactions, the Committee in its discretion would be permitted to make such adjustments and other substitutions to the 2008 Plan and awards under the 2008 Plan as it deemed appropriate or desirable.

Substitute Awards.    The Committee would be permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of shares of our common stock available for awards under the 2008 Plan, except that awards issued in substitution for ISOs would reduce the number of shares of our common stock available for ISOs under the 2008 Plan.

Source of Shares.    Any shares of our common stock issued under the 2008 Plan would consist, in whole or in part, of authorized and unissued shares or of treasury shares.

Eligible Participants.    Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of us or our affiliates would be eligible to participate in the 2008 Plan. The Company currently expects that awards will be generally limited to approximately 475 employees and non-employee directors (of whom there are currently eight eligible directors).

Stock Options.    The Committee would be permitted to grant both ISOs and NSOs under the 2008 Plan. The exercise price for options would not be less than the fair market value (as defined in the 2008 Plan) of common stock on the grant date. The Committee would not reprice any option granted under the 2008 Plan without the approval of our stockholders. All options granted under the 2008 Plan would be NSOs unless the applicable award agreement expressly stated that the option was intended to be an ISO. Under the proposed 2008 Plan, all ISOs and NSOs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Subject to the applicable award agreement, options would vest and become exercisable with respect to one-fourth of the shares of our common stock subject to such options on each of the first four anniversaries of the grant date. Unless otherwise set forth in the applicable award agreement, each option would expire upon the earlier of (i) the tenth anniversary of the date the option was granted and (ii) 90 days after the participant who was holding the option ceased to be a director, officer, employee or consultant for us or one of our affiliates. The exercise price would be permitted to be paid with cash (or its equivalent) or, in the sole discretion of the Committee, with previously acquired shares of our common stock or through delivery of irrevocable instructions to a broker to sell our common stock otherwise deliverable upon the exercise of the option (provided that there was a public market for our common stock at such time), or, in the sole discretion of the Committee, a combination of any of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares so tendered to us as of the date of such tender, together with any shares withheld by us in respect of taxes relating to an option, was at least equal to such aggregate exercise price.

Stock Appreciation Rights.    The Committee would be permitted to grant SARs under the 2008 Plan. The exercise price for SARs would not be less than the fair market value (as defined in the 2008 Plan) of our common stock on the grant date. The Committee would not reprice any SAR granted under the 2008 Plan without the approval of our stockholders. Upon exercise of a SAR, the holder would receive cash, shares of our common stock, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a share of our common stock on the date of exercise of the SAR over the exercise price of the SAR. Under the 2008 Plan, all SARs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the provisions of the 2008 Plan and the applicable award agreement, the Committee would determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Under certain circumstances, the Committee would have the ability to substitute, without the consent of the affected participant, substitution SARs for outstanding NSOs. No SAR granted under the 2008 Plan could be exercised more than 10 years after the date of grant.

Restricted Shares and Restricted Stock Units.    Subject to the provisions of the 2008 Plan, the Committee would be permitted to grant restricted shares and RSUs. Restricted shares and RSUs would not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2008 Plan or the applicable award agreement, except that the Committee could determine that restricted shares and RSUs would be permitted to be transferred by the participant for no consideration. Restricted shares could be evidenced in such manner as the Committee would determine.

An RSU would be granted with respect to one share of common stock or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU could be paid in cash, shares of our common stock, other securities, other awards or other property, as determined by the Committee, or in accordance with the applicable award agreement. In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder would be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such restricted shares. The Committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds RSUs with dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property. If a restricted share or RSU were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied in order for such restricted share or RSU to be granted or vest.

Performance Units.    Subject to the provisions of the 2008 Plan, the Committee would be permitted to grant performance units to participants. Performance units would be awards with an initial value established by the Committee (or that was determined by reference to a valuation formula specified by the Committee) at the time of the grant. In its discretion, the Committee would set performance goals that, depending on the extent to which they were met during a specified performance period, would determine the number and/or value of performance units that would be paid out to the participant. The Committee, in its sole discretion, would be permitted to pay earned performance units in the form of cash, shares of our common stock or any combination thereof that would have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Committee with respect to the form and timing of payout of performance units would be set forth in the applicable award agreement. The Committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property. If a performance unit were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements below described in “Performance Compensation Awards” would be required to be satisfied.

Cash Incentive Awards.    Subject to the provisions of the 2008 Plan, the Committee would be permitted to grant cash incentive awards payable upon the attainment of performance goals. If a cash incentive award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Other Stock-Based Awards.    Subject to the provisions of the 2008 Plan, the Committee would be permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock. The Committee would be permitted to determine the amounts and terms and conditions of any such awards. If such an award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Performance Compensation Awards.    The Committee would be permitted to designate any award granted under the 2008 Plan (other than ISOs, NSOs and SARs) as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code. Awards designated as performance compensation awards would be subject to the following additional requirements:

•

Recipients of Performance Compensation Awards.    The Committee would, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who would be eligible to receive performance compensation awards in respect of such performance period. The Committee would also determine the length of performance periods, the types of awards to be issued, the performance criteria that would be used to establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award had been earned for the performance period.

•

Performance Criteria Applicable to Performance Compensation Awards.    The performance criteria would be limited to the following: (1) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) operating income, (3) earnings per share, (4) return on shareholders’ equity, (5) return on investment or capital, (6) return on assets, (7) level or amount of acquisitions, (8) share price, (9) profitability/profit margins, (10) market share (in the aggregate or by segment), (11) revenues or sales (including specified types or categories thereof) (based on units or dollars), (12) costs (including specified types or categories thereof), (13) cash flow, (14) working capital, (15) completion of production or stages of production within specified time or budget parameters (16) budgeted expenses (operating and capital) and (17) box office results (domestic, international or worldwide) of any of our films. These performance criteria would be permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals and periods could vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the Committee would, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

•

Modification of Performance Goals.    The Committee would be permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the Company, any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or its financial statements or the financial statements of any of its affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification did not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

•

Requirements to Receive Payment for 162(m) Awards.    Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants would be required to be employed by us on the last day of the performance period, the performance goals for such period would be required to be satisfied and certified by the Committee and the performance formula would be required to determine that all or some portion of the performance compensation award had been earned for such period.

•

Negative Discretion.    The Committee would be permitted to, in its sole discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals had been attained and without regard to any employment agreement between us and a participant.

•

Limitations on Committee Discretion.    Except as otherwise permitted by Section 162(m) of the Code, in no event could any discretionary authority granted to the Committee under the 2008 Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals had not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

•

Form of Payment.    Performance compensation awards (other than restricted shares, RSUs and other stock-based awards) would be payable in cash or in restricted stock, RSUs or fully vested shares of equivalent value and would be paid on the terms determined by the Committee in its discretion. Any shares of restricted stock or RSUs would be subject to the terms of the 2008 Plan or any successor equity compensation plan and any applicable award agreement. The number of shares of restricted stock, RSUs or fully vested shares that is equivalent in value to a particular dollar amount would be determined in accordance with a methodology specified by the Committee within the first 90 days of a plan year (or, if shorter, the maximum period allowed under Section 162(m) of the Code).

Amendment and Termination of the 2008 Plan.    Subject to any applicable law or government regulation, to any requirement that must be satisfied if the 2008 Plan were intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of the New York Stock Exchange, the 2008 Plan would be permitted to be amended, modified or terminated by our Board of Directors without the approval of our stockholders, except that stockholder approval would be required for any amendment that would (i) increase the maximum number of shares of our common stock available for awards under the 2008 Plan or increase the maximum number of shares of Company common stock that could be delivered pursuant to ISOs granted under the 2008 Plan or (ii) change the class of employees or other individuals eligible to participate in the 2008 Plan. No modification, amendment or termination of the 2008 Plan that was adverse to a participant would be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee would be permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the 2008 Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant.

The Committee would be authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of us) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee would be permitted to provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of Control.    The 2008 Plan would provide that, unless otherwise provided in an award agreement, in the event of a change of control of the Company, unless provision was made in connection with the change of control for assumption of, or substitution for, awards previously granted:

•	any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance units, cash incentive awards and other awards designated as performance compensation awards would be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and

•

all other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control would be defined to mean any of the following events, generally:

•

during any period of 14 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors;

•

consummation of certain mergers or consolidations of the Company with any other corporation following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

•	the stockholders approve a plan of complete liquidation or dissolution of the Company; or

•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 40%, if such percentage exceeds the aggregate percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors then owned by Jeffrey Katzenberg and David Geffen.

Term of the 2008 Plan.    No award would be permitted to be granted under the 2008 Plan after the tenth anniversary of the date the 2008 Plan was approved by the stockholders.

Certain Federal Tax Aspects of the 2008 Plan

The following summary describes the federal income tax treatment associated with options awarded under the 2008 Plan. The summary is based on the law as in effect on March 4, 2008. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options.    Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (b) DreamWorks Animation would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to DreamWorks Animation equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by DreamWorks Animation. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NSOs (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options.    An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to DreamWorks Animation at the time it is granted. An optionee exercising an NSO would, at that time, realize taxable compensation equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the NSO was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to DreamWorks Animation. The foregoing summary assumes that the shares acquired upon exercise of an NSO option are not subject to a substantial risk of forfeiture.

Section 162(m).    Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit. Stock options that would be awarded under the 2008 Plan are intended to be eligible for this performance-based exception.

Section 409A.    Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the 2008 Plan are intended to be eligible for this exception.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about equity-based awards outstanding and shares of common stock available for future awards under all of our equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,679,809	$28.62	5,100,295	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	4,679,809	$28.62	5,100,295

(1)

All shares that remain available for future issuance under our equity compensation plans are available under the Prior Plan. As of February 29, 2008, an aggregate of 5,114,699 shares remained available for future issuance. If the Company’s stockholders approve the 2008 Plan at the Annual Meeting, the Prior Plan will automatically be terminated, replaced and superseded by the 2008 Plan and no further grants will be made under the Prior Plan.

The following table sets forth information regarding the outstanding stock options and SARs as of February 29, 2008 (all of which were outstanding under the Prior Plan). In addition, as of such date there were outstanding a total of 2,639,043 unvested RSUs and shares of restricted stock.

OUTSTANDING AWARDS

(Shares in thousands)

Range of Exercise Prices	Options/ SARs Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
$ 1.08–$ 3.23	0	0	$0
$ 6.46–$ 8.06	142.6	1.7	$8.06
$21.50–$26.92	347.9	7.5	$24.87
$27.06–$28.00	1,611.6	6.7	$27.96
$28.15–$32.31	2,296.3	8.9	$30.30
$32.86–$37.51	259.5	8.1	$34.90
$37.58–$39.36	4.7	7.1	$38.80
Total	4,662.6	7.7	$28.67

The following table sets forth information regarding awards granted and earned, the run rate for each of the last three years and the average run rate over the last three years. The run rate has been calculated as the quotient of (i) the sum of (x) all time-vested awards granted in a year and (y) performance-vested awards earned in such year, divided by (ii) the number of basic shares of Common Stock outstanding at the end of such year.

RUN RATE

(Shares in thousands)

	Year Ended December 31,
	2005	2006	2007	3-Year Average
Time-vested stock options/SARs granted	346	1,016	1,225	862
Time-vested restricted stock\ RSUs granted	498	595	613	569
Actual performance-vested stock options\ SARs earned	0	0	0	0
Actual performance-vested restricted stock\ RSUs earned	0	0	0	0
Weighted average Common Stock outstanding (basic)	103,107	103,309	100,083	102,166
Run rate	0.82%	1.56%	1.84%	1.40%

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the adoption of the 2008 Plan.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the adoption of the 2008 Omnibus Incentive Compensation Plan.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the adoption of the 2008 Omnibus Incentive Compensation Plan.

PROPOSAL NO. 5

APPROVE ADOPTION OF THE

2008 ANNUAL INCENTIVE PLAN

General

On February 21, 2008, the Board of Directors approved, subject to the approval of our stockholders, the DreamWorks Animation SKG, Inc. 2008 Annual Incentive Plan (the “Annual Incentive Plan”). The purpose of the Annual Incentive Plan is to provide annual performance-based incentive compensation opportunities to eligible employees of DreamWorks Animation and our affiliates who are in a position to contribute materially to the success of DreamWorks Animation and our affiliates. The Annual Incentive Plan provides for the grant of annual incentive awards, including awards that are designed to qualify as “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an enumerated exception under Section 162(m) of the Code. Compensation that is “performance-based,” within the meaning of Section 162(m) of the Code, is not subject to these deduction limits. To qualify as performance-based compensation, among other requirements, the compensation must be paid only upon the attainment of certain performance goals using performance criteria that have been approved by our stockholders.

Set forth below is a summary of the Annual Incentive Plan, which is qualified in its entirety by the specific language of the plan, a copy of which is attached to this proxy statement as Annex B.

Summary of the Plan

Eligibility.    All present and future employees of DreamWorks Animation and our affiliates would be eligible to receive awards under the Annual Incentive Plan. We currently expect that awards will be generally limited to approximately 10 executive officers and other senior employees.

Administration.    The Annual Incentive Plan would be administered by a committee (the “Committee”) composed of two or more directors, all of whom qualify as “outside directors” within the meaning of Section 162(m). The Committee would have the authority to (i) designate participants in the Annual Incentive Plan, (ii) determine the type or types of awards to be granted to participants, (iii) determine the terms and conditions of awards, (iv) interpret the Annual Incentive Plan and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Annual Incentive Plan. Decisions of the Committee would be final, binding and conclusive.

Maximum Annual Plan Limit.    The aggregate maximum amount payable under the Annual Incentive Plan to any participant in any calendar year would not exceed $10,000,000.

Terms of the Awards.    Each performance period pursuant to the Annual Incentive Plan would be a calendar year. The Committee in its discretion would establish the performance goals for each year and determine the level of payment based on performance.

Award Levels; Eligibility for Payment.    The Committee would establish for each participant the amount payable with respect to each award at specified levels of performance. All such determinations regarding the achievement of any performance goals would be made by the Committee. Except as otherwise determined by the Committee in its discretion, in order to be eligible for payment in respect of an award, a participant must be employed on January 1 of the year that follows the plan year for which such award is earned.

Form of Payment.    Awards would be payable in cash or in restricted stock, restricted stock units or fully vested shares of equivalent value and would be paid on the terms determined by the Committee in its discretion. Any shares of restricted stock or restricted stock units would be subject to the terms of the 2008 Omnibus Incentive Compensation Plan (assuming it is adopted by the stockholders at this Annual Meeting) or any successor equity compensation plan and any applicable award agreement. The number of shares of restricted stock, restricted stock units or fully vested shares that is equivalent in value to a particular dollar amount would be determined in accordance with a methodology specified by the Committee within the first 90 days of a plan year (or, if shorter, the maximum period allowed under Section 162(m) of the Code).

Timing of Payment.    Awards would be paid promptly following the Committee’s determination of whether and the extent to which performance goals had been achieved with respect to the immediately preceding plan year, but in no event would awards be paid later than December 31 of the year following the plan year in which such Awards are earned, provided that, in the case of a participant whose employment terminated on or before December 31 of a plan year, if the Committee determined that the participant should be entitled to payment in respect of all or a portion of the participant’s award with respect to the plan year, then the payment would be made to the participant not later than March 15 of the year following the year of termination. The Committee would also have the right to allow participants to elect to defer the payment of awards subject to such terms and conditions as the Committee may determine.

162(m) Awards.    The Committee would be permitted to designate certain awards granted under the Annual Incentive Plan as awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) (such awards, “162(m) Awards”). Awards designated as 162(m) Awards would be subject to the following additional requirements:

•

Recipients of 162(m) Awards.    The Committee would, in its sole discretion, designate within the first 90 days of the calendar year the participants who would be eligible to receive 162(m) Awards in respect of such year. The Committee would also determine the types of 162(m) Awards to be issued, the performance criteria that would be used to establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award had been earned for the performance period.

•

Performance Criteria Applicable to 162(m) Awards.    The performance criteria that would be used to establish the performance goals for 162(m) Awards would be limited to the following: (1) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) operating income, (3) earnings per share, (4) return on shareholders’ equity, (5) return on investment or capital, (6) return on assets, (7) level or amount of acquisitions, (8) share price, (9) profitability/profit margins, (10) market share (in the aggregate or by segment), (11) revenues or sales (including specified types or categories thereof) (based on units or dollars), (12) costs (including specified types or categories thereof), (13) cash flow, (14) working capital, (15) completion of production or stages of production within specified time or budget parameters (16) budgeted expenses (operating and capital) and (17) box office results (domestic, international or worldwide) of any of our films. These performance criteria would be permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals and periods could vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the Committee would, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

•

Modification of Performance Goals.    The Committee would be permitted to adjust or modify the calculation of performance goals applicable to 162(m) Awards for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting DreamWorks Animation, any of our affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or our financial statements or the financial statements of any of our affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification did not cause the 162(m) Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

•

Requirements to Receive Payment for 162(m) Awards.    Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a 162(m) Award for a particular performance period, participants would be required to be employed by DreamWorks Animation on the last day of the performance period, the performance goals for such period would be required to be satisfied and certified by the Committee and the performance formula would be required to determine that all or some portion of the performance compensation award had been earned for such period.

•

Negative Discretion.    The Committee would be permitted to, in its sole discretion, reduce or eliminate the amount of an Award earned in a particular performance period, even if applicable performance goals had been attained and without regard to any employment agreement between us and a participant.

•

Limitations on Committee Discretion.    Except as otherwise permitted by Section 162(m) of the Code, in no event could any discretionary authority granted to the Committee under the Annual Incentive Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals had not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a 162(m) Award above the maximum amount payable under the underlying award.

Amendment and Termination of the Annual Incentive Plan.    Our Board of Directors would be permitted to amend or terminate the Annual Incentive Plan; provided, however, that no change would be permitted without the approval of our stockholders that (i) would change the performance criteria applicable to 162(m) Awards, (ii) would increase the maximum amount authorized to be paid to any participant in the Annual Incentive Plan during a calendar year or (iii) would require the approval of our stockholders in order to satisfy Section 162(m) of the Code. Notwithstanding the foregoing, our Board of Directors would be permitted to amend the Annual Incentive Plan and 162(m) Awards unilaterally as it deemed appropriate to cause such awards to meet the requirements of Section 162(m) of the Code. Subject to certain limited exceptions, no modification, amendment or termination of the Annual Incentive Plan that would materially and adversely affect the rights of a participant with respect to a previously granted award would be effective without the consent of such participant.

Change of Control.    In the event of a change of control of DreamWorks Animation, unless provision were made in connection with such change of control for assumption of awards previously granted under the Annual Incentive Plan, all awards would be paid out as if the date of the change of control were the last day of the applicable calendar year and “target” performance levels had been attained. Such payments would be made not later than 30 days following the date of the change of control.

No Limitations on Other Plans.    Nothing contained in the Annual Incentive Plan would be deemed in any way to limit or restrict the ability of DreamWorks Animation or the Committee to make any award or payment to any person under any other plan, agreement, arrangement or understanding, whether now existing or hereafter in effect.

Federal Income Tax Consequences

Amounts that would be payable pursuant to the Annual Incentive Plan with respect to 162(m) Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Therefore, we believe that under existing federal income tax laws, such amounts would be deductible by DreamWorks Animation when paid to the recipient of a 162(m) Award. Participants would generally be required to recognize ordinary income upon receipt of compensation under the Annual Incentive Plan.

New Plan Benefits

At its meeting on February 21, 2008, our Compensation Committee approved, subject to the approval of our stockholders, awards to each of our executive officers under the Annual Incentive Plan with respect to the 2008 plan year. The following table sets forth the threshold, target and maximum amount of the award for each of our named executive officers as well as for all of our current executive officers as a group and for the participant in the Annual Incentive Plan who is not an executive officer.

Name	Threshold Amount ($)	Target Amount ($)	Maximum Amount ($)
Jeffrey Katzenberg*	0	0	0
Lewis W. Coleman	0	1,000,000	1,750,000
Roger Enrico	0	0	0
Ann Daly	0	750,000	1,500,000
William Damaschke	0	400,000	800,000
All current executive officers as a group	0	3,350,000	6,400,000
All current non-executive officer employees as a group	0	250,000	500,000

*	Mr. Katzenberg has waived all annual incentive awards to which he would otherwise be entitled under the terms of his employment agreement.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the adoption of the 2008 Annual Incentive Plan.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the adoption of the 2008 Annual Incentive Plan.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the adoption of the 2008 Annual Incentive Plan.

PROPOSAL NO. 6

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the year ending December 31, 2008. Ernst & Young LLP has audited DreamWorks Animation’s financial statements as a division of DreamWorks Studios for the year ended December 31, 2003 and the period from January 1, 2004 through October 27, 2004 and as a stand-alone company since October 27, 2004. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Required Vote

The Audit Committee has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The Company has entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. In the Company’s engagement letter with Ernst & Young LLP, the Company and Ernst & Young LLP have each agreed to alternative dispute resolution procedures.

The following is a summary of the fees and expenses billed to DreamWorks Animation by Ernst & Young LLP for the years ended December 31, 2007 and 2006.

	2006	2007
Audit Fees	$2,759,000	$2,303,800
Audit-Related Fees	55,000	387,000
Tax Fees	216,000	125,457
All Other Fees	2,500	2,500

Total	$3,032,500	$2,818,757

Audit Fees

Audit fees in 2007 and 2006 consisted of fees and expenses billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the years ended December 31, 2007 and 2006 and management’s assessment of the effectiveness of its internal control over financial reporting and the effectiveness of its internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim consolidated financial statements included in quarterly reports.

Audit fees in 2007 and 2006 also consisted of fees billed for services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees and expenses billed for assurance and related services that are reasonably related to the performance of the audit or review of DreamWorks Animation’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and due diligence related to mergers and acquisitions.

Tax Fees

Tax fees consist of fees and expenses billed for professional services for tax compliance and tax advice (primarily Federal and state income tax returns).

All Other Fees

In 2007 and 2006, other fees represent fees paid for the use of an on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since our initial public offering (the “IPO”) in October 2004, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of February 15, 2008 with respect to:

•	each of DreamWorks Animation’s current and proposed directors;

•	each of the named executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 81,592,861 shares of Class A Stock and 12,984,461 shares of Class B Stock outstanding. The Class A Stock outstanding includes 2,014,970 shares of unvested restricted stock, which are subject to time-based or performance-based vesting conditions. Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned		% of Total Voting Power(3)
Current and Proposed Directors
Jeffrey Katzenberg(1)(4)	Class A	4,629,096	18.6	%(2)	72.2%
	Class B	12,984,461	100.0%		70.5%
David Geffen(1)(5)	Class A	4,629,096	18.6	%(2)	72.2%
	Class B	12,984,461	100.0%		70.5%
Harry Brittenham	Class A	0	*		*
Lewis W. Coleman(6)	Class A	93,840	*		*
Roger A. Enrico(7)	Class A	129,014	*		*
Thomas E. Freston(8)	Class A	3,622	*		*
Judson Green(8)	Class A	7,764	*		*
Mellody N. Hobson(9)	Class A	35,680	*		*
Michael Montgomery(8)	Class A	7,415	*		*
Nathan Myhrvold(10)	Class A	34,872	*		*
Howard Schultz(10)	Class A	123,872	*		*
Karl M. von der Heyden(11)	Class A	24,117	*		*
Margaret C. Whitman(12)	Class A	12,143	*		*

Named executive officers who are not directors
Ann Daly(13)	Class A	329,627	*		*
William Damaschke(14)	Class A	119,065	*		*
Kristina M. Leslie(15)	Class A	239,333	*		*

Directors and executive officers as a group (17 persons)(16)	Class A	5,876,774	19.8	%(2)	72.6%
	Class B	12,984,461	100.0%		70.5%

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned		% of Total Voting Power(3)
Persons owning more than 5% of a class of our equity securities
Wellington Management Company, LLP(17)	Class A	11,838,311	14.5%		4.3%
75 State Street Boston, Massachusetts 02109
Paul G. Allen(1)(18)	Class A	4,629,096	18.6	%(2)	72.2%
	Class B	12,984,461	100.0%		70.5%
Steven Spielberg(19)	Class A	6,000,000	7.4%		2.2%

*	Less than 1%

(1)	Certain of DreamWorks Animation’s stockholders may be deemed to be members of one or more “groups,” as that term is defined in Section 13(d)(3) of the Exchange Act. These stockholders include (i) Jeffrey Katzenberg and entities controlled by him; (ii) David Geffen and entities controlled by him; and (iii) Paul Allen and DWI II. These groups, and their respective members, are:

•

The “Vulcan Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Vulcan Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Paul Allen and DWI II.

•

The “Class B Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”), dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him and David Geffen and entities controlled by him.

(2)	For purposes of this column, the percentage shown for any person or entity with respect to Class A Stock assumes the conversion of any Class B Stock beneficially owned by such person or entity into Class A Stock on a one-for-one basis.

(3)	For purposes of this column, the percentage shown for any person or entity (i) with respect to Class A Stock, includes the effect of the super-voting rights of any Class B Stock beneficially owned by such person or entity and (ii) with respect to Class B Stock, excludes the voting rights of any Class A Stock beneficially owned by such person or entity.

(4)	Shares beneficially owned by Mr. Katzenberg consist of :

•	373,000 shares of Class A Stock;

•	7,838,731 shares of Class B Stock owned by entities controlled by Mr. Katzenberg; and

•	9,401,826 shares of Class A Stock and Class B Stock owned by other members of the Vulcan and Class B Groups.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by or allocated to all other members of Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(5)	Shares beneficially owned by Mr. Geffen consist of:

•	16,000 shares of Class A Stock;

•	5,145,730 shares of Class B Stock owned by an entity controlled by Mr. Geffen; and

•	12,451,827 shares of Class A Stock and Class B Stock owned by other members of the Vulcan and Class B Groups.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by all other parties to the Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DW, L.P., 12011 San Vicente Boulevard, Suite 606, Los Angeles, CA 90049-4926.

(6)	Includes vested options to purchase 13,393 shares of Class A Stock and 42,317 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(7)	Includes 26,041 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(8)	Represents vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(9)	Includes vested options to purchase 13,393 shares of Class A Stock and 4,075 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(10)	Includes vested options to purchase 13,393 shares of Class A Stock and 3,622 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(11)	Includes 10,175 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(12)	Includes vested options to purchase 2,117 shares of Class A Stock and 7,204 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(13)	Includes vested options to purchase 26,115 shares of Class A Stock and 44,135 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(14)	Includes vested options to purchase 69,129 shares of Class A Stock.

(15)	Includes vested options to purchase 132,410 shares of Class A Stock and 78,125 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.
(16)	Includes vested options to purchase 314,742 shares of Class A Stock and 225,729 vested stock appreciation rights that will be settled by the delivery of Shares of Class A Stock when exercised.

(17)	As reported in an Amendment No. 2 to Schedule 13G report filed with the SEC prepared as of December 31, 2007. Wellington Management Company, LLP (“Wellington”), an investment adviser, reported that it may be deemed to beneficially own the shares shown that are held of record by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Wellington had shared dispositive power as to all shares and shared voting power as to 8,289,075 shares.

(18)	Shares beneficially owned by Mr. Allen consist of:

•	4,240,096 shares of Class A Stock owned by DWI II; and

•	13,373,461 shares of Class A Stock and Class B Stock owned by other members of the Vulcan Group.

Mr. Allen and DWI II expressly disclaim beneficial ownership of all shares of our Common Stock owned by or allocated to all other parties to the Vulcan Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for each of Mr. Allen and DWI II is 505 Fifth Ave. South, Suite 900, Seattle, WA 98104.

(19)	Based on a Schedule 13G report filed with the SEC prepared as of December 31, 2007. The shares are owned directly by DW Lips, L.P. and indirectly by DW Subs, Inc., as the general partner of DW Lips, L.P., and Steven Spielberg, as the President of DW Subs, Inc. The address for Mr. Spielberg and the entities controlled by him is c/o Breslauer, Rutman & Anderson, 11400 Olympic Boulevard, Los Angeles, California 90064.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers and directors and each person who owns more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NYSE. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the year ended December 31, 2007, except that (i) Ms. Globe filed her Form 3 one day late in January 2007 and (ii) Mr. Damaschke made one late filing with respect to the withholding of 9,576 shares in connection with the vesting of restricted stock in October 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following discussion addresses the compensation during 2007 of our named executive officers, which consist of:

•	Jeffrey Katzenberg, our Chief Executive Officer;

•	Roger Enrico, our Chairman of the Board;

•	Lewis Coleman, our President and Chief Financial Officer;

•	Ann Daly, our Chief Operating Officer;

•	William Damaschke, our Co-President of Production and President of Live Theatrical; and

•	Kristina Leslie, who served as our Chief Financial Officer until February 28, 2007.

We begin, in the first section, by discussing our philosophy and objectives as they relate to executive compensation practices and by describing the various elements of our executive compensation program. In the next section, we describe the various participants in our executive compensation process and the analytical tools used by our Compensation Committee and others in this process. In the third section, we discuss how these analyses have affected the various elements of our executive compensation program. In the fourth section, we describe the executive compensation decisions that the Compensation Committee made during 2007 (including the bonus approved in February 2008 for 2007 performance). In the final sections, we discuss the performance criteria adopted for our 2008 bonus program as well as certain miscellaneous items.

Compensation Philosophy and Objectives

Since the time of our IPO in October 2004, the following principles have guided us in developing the various elements of our compensation program and in determining total compensation levels for our named executive officers:

•	As a company, we must be prepared to compete with much larger organizations (which have greater resources than ours) for executive talent;

•	Our compensation practices should take into account the volatile nature of our business, which is exacerbated by our relatively small size; and

•	Our compensation programs should appropriately encourage our executives to increase shareholder value.

Our compensation philosophy is to attract, motivate and retain exceptional directors, officers and employees. The objectives of our compensation program are to:

•

Provide competitive compensation programs, consisting of both cash and equity-based components, that appropriately encourage and reward performance (as measured against established goals) and the creation of long-term stockholder value;

•	Directly link executive compensation to the Company’s long-term strategic objectives; and

•	Align executive officers’ interests with stockholder interests through a simple, understandable award framework that creates a sense of ownership and shared risk among executives.

Compensation Program Design

Our Compensation Committee (the “Compensation Committee”) seeks to achieve its compensation objectives through a mix of compensation elements. The principal components of 2007 executive officer compensation and the primary purpose of each element is set forth in the following table:

Compensation Element	Objectives and Basis	Form
Base salary (and equity grants in lieu of salary)	Provide current income at a competitive level	Cash

Annual cash or equity incentive awards	Incentivize and reward achievement of annual performance goals	Cash or equity

Long-term incentive awards	Incentivize long-term shareholder-value creation; Align executive and stockholder interest	Restricted stock (or RSUs) and stock appreciation rights

Perquisites and other personal benefits	Provide competitive benefits that are consistent with overall executive compensation program	Various

Post-termination benefits	Provide executive officers with certain compensation assurances in the event of employment loss due to unforeseen circumstances; support attraction and retention objectives by providing arrangements common in our industry	Various

Prior to our IPO in October 2004, the Company engaged Hewitt Associates (“Hewitt”) to assist management in determining the appropriate compensation elements and the proper mix of those elements for our executive officers. We desired to establish a compensation program that included competitive total compensation ranges but did not result in above-average dilution to our stockholders. We targeted our program to align total compensation with median peer practices and provide equity-based compensation that both encouraged and appropriately rewarded superior Company performance.

In determining the appropriate mix of compensation elements, we strived to balance the objectives of rewarding recent results and motivating long-term performance. In comparison to other entertainment industry peers, we decided to place greater emphasis on equity awards in order to closely align executives with stockholder-value creation. Additionally, our named executive officers’ compensation packages are weighted more towards variable compensation than fixed compensation. Overall, we believe that this program design appropriately incentivizes our executives toward long-term value creation. The table below illustrates the average target percentage of cash compensation in comparison to equity compensation and fixed compensation in comparison to variable compensation for our named executive officers in 2007 (other than Messrs. Katzenberg and Enrico). Mr. Katzenberg receives a base salary of $1 per year and has voluntarily waived all annual and long-term incentive awards for which he would otherwise be eligible under his employment agreement. In accordance with Mr. Enrico’s employment agreement, he receives a base salary of $1 per year and is eligible to receive annual long-term incentive awards with a grant-date value of $2 million.

2007 Executive Compensation—Fixed vs. Variable Compensation	2007 Executive Compensation—Cash vs. Equity Compensation

Determining Executive Compensation

The Compensation Committee has responsibility for establishing and implementing the Company’s compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our named executive officers. The Compensation Committee also sets salaries for, grants annual and long-term incentive awards to and approves (or in the case of Mr. Enrico, recommends the approval of) the employment agreements with the named executive officers.

The Compensation Committee’s duties include, among other things:

•	Reviewing key employee compensation policies, plans and programs (including through the engagement of independent compensation consultants (currently Hewitt));

•	Monitoring performance and compensation of the Company’s officers and other key employees;

•	Preparing recommendations and periodic reports to the Board of Directors concerning these matters;

•	Functioning as the committee that administers the Company’s incentive programs; and

•	Reviewing this Compensation Discussion and Analysis and recommending its inclusion in this Proxy Statement.

Role of Independent Compensation Consultants in Compensation Decisions

Since October 2006, the Compensation Committee has engaged Hewitt as an independent compensation consultant to advise the Compensation Committee on executive compensation matters. Hewitt reports directly to the Compensation Committee on this assignment. A representative of Hewitt attends meetings as requested by the Compensation Committee and provides advice directly to the Compensation Committee. The Company had previously engaged Hewitt to advise the Company on compensation matters (including executive compensation and benefit design matters) in connection with the IPO. We do not currently expect that Hewitt will provide other services to the Company while it is serving as the Compensation Committee’s consultant. Hewitt did not provide any other services to the Company during 2007.

During 2005 and 2006, the Compensation Committee engaged Towers Perrin to review the named executive officers’ compensation. Towers Perrin has also been engaged by management from time to time to assist in developing its companywide compensation program, including its equity and cash bonus plans. Towers Perrin continues to provide advisory services to the Company on executive compensation matters. During 2007 and 2008, at the request of and with significant input from management, Towers Perrin has presented recommendations to the Compensation Committee regarding the design and operation of the Company’s annual cash incentive plan (including the selection of performance criteria and the setting of performance goals). The Compensation Committee, with the advice and assistance of Hewitt, has acted upon such recommendations in adopting the plan.

Use of Employment Agreements and Competitive Assessments in Compensation Determinations

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point for the Compensation Committee’s executive compensation-setting processes. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our named executive officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding individual performance. In addition, we believe that our use of multi-year employment agreements assist us in our recruiting efforts because other entertainment companies with which we compete for executive talent generally enter into long-term employment agreements with their executives.

Prior to our IPO, the Company engaged Hewitt to conduct a competitive assessment regarding our executive officers. The purpose was to assist us in developing and implementing compensation programs generally competitive with those of other newly public companies as well as with other companies in the entertainment industry. The objective was for the total compensation packages for our executive officers to fall within the middle range of similar organizations at target performance levels and above such range for superior performance.

After Hewitt and the Company determined the appropriate level of compensation for each executive officer, we entered into multi-year employment agreements with our then-current executive officers. In 2005, the Compensation Committee engaged Towers Perrin to review the levels of compensation for the executive officers determined at the IPO and concluded that the ranges were competitive and appropriate based on the Company’s industry, size, development stage and the roles and responsibilities of each executive position. The Compensation Committee also concluded that the compensation design appropriately motivated our executives to consider the long-term interests of stockholders. We have continued this practice of entering into employment agreements with individuals who have become executive officers subsequent to the IPO.

Each executive’s employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and the other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon involuntary termination (with or without cause) or constructive termination, death, disability, change of control or upon expiration of the employment agreement.

In assessing absolute pay levels and in determining the reasonableness of performance goals, the Compensation Committee generally considers competitive practices and uses the most recent available similar information for the following companies:

CBS Corporation	Pixar[1]
Lions Gate Entertainment Corp.	The Walt Disney Company
Marvel Entertainment, Inc.	Time Warner Inc.
News Corporation	Viacom Inc.

[1]	The financial information selected pertained to Pixar as a stand-alone entity prior to its acquisition by Disney.

The Company has chosen this peer group because the Company believes that it represents the public entertainment and media-related companies for which the Company generally competes for both business and executive talent. In determining the operating return on equity performance goal for 2007 (which is discussed at greater length in the section entitled “2007 Compensation Actions—Annual Cash Incentive Awards,” the Compensation Committee used this information in considering the calibration of its performance metric. However, the Compensation Committee uses this information as merely one perspective and does not view it as the sole determinant in its decisionmaking process. The Committee periodically requests a competitive assessment to confirm overall compensation positioning and alignment with the Company’s compensation philosophies.

In February 2008, in the process of determining the cash incentive bonuses for 2007 performance and establishing performance measures and goals for 2008 performance, Towers Perrin and management provided tally sheets to the Compensation Committee. These tally sheets showed, for each executive officer, various items such as (i) targeted value of base salary, annual incentive awards, long-term incentive awards, (ii) actual realized value of each compensation element for each year since the IPO (or, if shorter, the executive officer’s hire date), (iii) the amount of unrealized value from prior equity incentive grants and (iv) the amounts that the executive would receive upon various termination scenarios (including change in control). Historically, the Compensation Committee has not used tally sheets as part of its decisionmaking process. The tally sheets will allow the Compensation Committee to make future executive compensation determinations in light of the value of other compensation elements and the individual executive’s compensation mix.

Role of Executive Officers in Compensation Decisions

Our management provides on-going recommendations to the Compensation Committee regarding our compensation programs. The recommendations include executive compensation plans, designs and strategies, performance goals and criteria for both annual and long-term incentive plans and individual compensation actions for management. Our management provides its recommendations in conjunction with, and based on information gathered from, compensation consultants (currently, Towers Perrin) and general market information as well as from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. It should be noted that Jeffrey Katzenberg, our Chief Executive Officer, has currently elected to waive all annual and long-term incentive awards and is thus able to offer objective recommendations without regard to personal interests. At the invitation of the Compensation Committee, members of the senior management attend meetings and make presentations to the Compensation Committee.

Analysis of Executive Compensation Elements

Annual Base Salary

The base salary for each of our named executive officers is specified in his or her respective employment agreement. However, the Compensation Committee generally reviews the named executive officers’ salaries periodically, or at the time of a substantial change in responsibilities or upon entering into a new employment agreement. In reviewing an executive’s salary, the Compensation Committee considers, among other things:

•	market data currently provided by an independent market consultant; and

•	the individual executive’s performance, experience and skills.

The Compensation Committee adjusts salary levels when it is deemed appropriate in comparison to median peer practices and in relation to the other elements of the executive compensation package. We pay base salaries to our named executive officers to compensate them for services rendered during the year and to provide a base level of monthly income that is not subject to performance-related risk. As of December 31, 2007, our named executive officers had the following base salaries:

Named Executive Officer	Annual Salary
Jeffrey Katzenberg	$1
Roger Enrico	1
Lewis Coleman	1,250,000
Ann Daly	1,000,000
William Damaschke	900,000

Each of Mr. Coleman’s and Ms. Daly’s employment agreements provides that the executive will receive annual equity grants with a grant-date value of $500,000 in lieu of additional salary. Each equity grant vests ratably over four years. The primary purposes of the annual equity grant in lieu of additional salary to Ms. Daly were to conserve the Company’s cash and to allow a portion of such grant to qualify as tax-deductible “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Prior to the IPO, Ms. Daly’s annual base salary was $1.5 million. Mr. Coleman was given a similar grant to provide him with cash compensation in relative parity with Ms. Daly’s to reflect his greater seniority and to allow for a similar tax deduction for purposes of Section 162(m).

Annual Cash Incentive Awards

During 2007, the named executive officers were eligible to receive annual performance-based incentive compensation under the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). The 2004 Plan was approved by the Company’s stockholders in 2004 prior to the IPO. The 2004 Plan allows for annual incentive bonus awards payable in cash or equity upon the satisfaction of performance goals established by the Compensation Committee. If Proposal Numbers 4 and 5 are adopted at the Annual Meeting, we generally expect that future equity awards will be made under the 2008 Omnibus Incentive Compensation Plan and future cash incentive awards will be made under the 2008 Annual Incentive Plan. For a discussion of the material terms and conditions of those plans, please see the sections of this proxy statement entitled “Proposal No. 4—Approve Adoption of the 2008 Omnibus Incentive Compensation Plan” and “Proposal No. 5—Approve Adoption of the 2008 Annual Incentive Plan.”

Each named executive officer’s employment agreement (other than Mr. Enrico’s) specifies the annual incentive compensation award for which the executive is eligible, subject in all instances to the discretion of the Compensation Committee. For the named executive officers, their respective employment agreements currently provide for the following target and maximum amounts:

Named Executive Officer	Target	Maximum
Jeffrey Katzenberg(1)	$0	$0
Roger Enrico	0	0
Lewis Coleman	1,000,000	1,750,000
Ann Daly	750,000	1,500,000
William Damaschke	400,000	800,000

(1)	Mr. Katzenberg, at Mr. Katzenberg’s initiative and request, has waived his right to receive any annual incentive bonus awards under his employment agreement.

We provide annual incentive payments to reward our named executive officers for performance achievements with a time horizon of one year or less and to motivate them to achieve our annual performance goals. The Compensation Committee generally adopts performance criteria for our annual incentive plans that, at the time of adoption, we believe reflect an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum amount. The range for each named executive officer was determined based on the factors described above in determining annual base salary. At the end of each calendar year, the Compensation Committee determines the incentive compensation award paid (if any) based upon the achievement of the established performance goals. Each named executive officer’s employment agreement specifies that the Company will pay the annual incentive bonus award in the form of equity, although the Compensation Committee retains discretion to pay the annual bonus in the form of cash. The Company has adopted cash-based incentive plans for calendar year 2007 and 2008 performance. For a description of the 2007 performance targets, see “—2007 Compensation Actions—Annual Cash Incentive Awards.”

Long-term Equity Incentive Compensation

The 2004 Plan provides flexibility to grant awards to the named executive officers in a variety of forms. These include non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance compensation awards. Awards may vest depending upon continued service with the Company or the achievement of specified performance criteria. In instances where the Compensation Committee has granted long-term equity incentive compensation that is subject to performance-based vesting, the Compensation Committee has generally selected performance criteria that, at the time of adoption, reflected an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum amount. Generally, we have provided long-term equity incentive grants using a combination of restricted stock or restricted stock units, and stock appreciation rights or stock options. These awards are intended to incentivize executives to increase long-term stockholder value and align executives’ interests with those of other stockholders by promoting equity ownership. We believe that providing combined grants of stock options or SARs and restricted stock or restricted stock units effectively balances our objective of focusing the named executive officers on delivering long-term stockholder-value creation, with our objective of providing compensation elements that retain and motivate our executive officers. SARs and stock options are granted at fair-market value on the grant date and, thus, only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. Restricted stock and restricted stock units serve both to reward and retain executives, while acting to balance the greater volatility and upside potential associated with SARs and stock options.

Each named executive officer’s employment agreement specifies the long-term equity incentive compensation award for which the executive is eligible, subject to the discretion of the Compensation Committee. In making its award determination, the Compensation Committee is permitted to specify the performance goals (if any) applicable to any grant. Mr. Enrico’s employment agreement provides for an aggregate of four such awards during the term of his agreement. Mr. Katzenberg has waived his right to receive any such grants under his employment agreement. Mr. Enrico waived his right to receive such grant for 2005; therefore, he is now entitled to receive an aggregate of three such awards during the term of his employment agreement. For the named executive officers, their respective employment agreements provide for annual awards with the following targeted grant-date values (subject to Compensation Committee discretion):

Named Executive Officers	Targeted Grant-Date Value
Jeffrey Katzenberg	$0
Roger Enrico	2,000,000
Lewis Coleman	2,750,000
Ann Daly	2,500,000
William Damaschke	2,500,000

In computing the grant-date value of restricted stock or RSUs, the Company values each share at the closing price on the date of grant. In computing the grant-date value of SARs, the Company values each SAR at a percentage of the closing price on the date of grant. The percentage used corresponds to the then-current percentage used by the Company in determining the costs associated with equity grants for financial statement purposes. For the grant to Mr. Damaschke in July 2007, the percentage used was 50%. For the grants to the other named executive officers in November 2007, the percentage used was 44%.

While each named executive officer’s employment agreement specifies grant-date values, the actual amount realized from any award by an executive will be dependent upon, among other things, such executive’s continued tenure with the Company, the achievement of applicable performance goals (if any) and the Company’s stock-price performance.

Post-Termination Benefits

Each named executive officer’s employment agreement provides for specified severance benefits upon the executive’s involuntary termination without cause or for good reason, death or disability, upon the expiration of the agreement and upon a change in control. These severance benefits were negotiated on an arms-length basis between the executives and the Company with reference to general business and entertainment-industry standards. These provisions are intended to provide each named executive officer with compensation and other benefits for a reasonable period of time following termination of employment. With respect to the benefits applicable upon a change in control, we believe that the benefits also provide appropriate incentives for the executive to remain with and focus on managing the Company in the event of a possible acquisition of the Company.

We have provided a detailed discussion of the post-termination benefits set forth in each named executive officer’s employment agreement in the section entitled “Executive Compensation Information—Estimated Executive Benefits and Payments Upon Termination or Change in Control” below. Kristina Leslie served as our Chief Financial Officer until February 28, 2007. Upon termination of her employment, she became entitled to receive the payments and benefits provided in her employment agreement upon an involuntary termination without cause. These include continued salary and benefits until October 27, 2009, the original expiration of her employment term. In addition, all equity-based compensation held by Ms. Leslie accelerated vesting. Because Section 409A of the Internal Revenue Code required a six-month delay in certain payments owed to Ms. Leslie, in September 2007 we made an additional cash payment to Ms. Leslie of approximately $3,240 reflecting the time value of the delayed payment. Because Ms. Leslie’s employment agreement specified her payments and benefits upon termination of employment, the Compensation Committee did not make any additional decisions with respect to her compensation in 2007.

Perquisites and Other Personal Benefits

Each named executive officer’s employment agreement (other than Mr. Katzenberg’s and Mr. Enrico’s) specifies that the executive will be entitled to receive the perquisites provided to the Company’s other senior executives. We provide a variety of welfare and benefits plans in which the executives participate. We believe that the perquisites provided are competitive and consistent with our overall executive compensation program and better enable us to attract and retain superior employees for key positions. In addition, the executives are entitled to automobile allowances and reimbursement of ordinary business expenses. Each of Ms. Daly and Mr. Damaschke are eligible to receive financial and tax consulting services. We have also agreed (either explicitly in the employment agreement or through Company policy) to reimburse each executive (including Mr. Enrico) for all costs and expenses (including reasonable legal fees) in connection with the negotiation of each executive’s employments agreement. Mr. Enrico’s employment agreement specifies that he is not entitled to participate in any of the Company’s benefit plans. Mr. Enrico’s employment agreement permits him to use Company-provided private aircraft for business-related travel. With the CEO’s approval, each of our other named executive officers is allowed to use Company-provided private aircraft when appropriate for business travel.

Mr. Katzenberg’s employment agreement provides that his overall compensation package is intended to cover all costs he anticipates to incur for business-related travel, hotel, entertainment, meals and other business expenses. As a result, we do not reimburse any business expenses incurred by Mr. Katzenberg, other than business-related private airplane usage costs. Although Mr. Katzenberg is entitled to reimbursement of costs and expenses (including reasonable legal fees) in connection with entering into his employment agreement, he elected to forego such reimbursement in 2007. Under his employment agreement, Mr. Katzenberg is entitled to use a private jet for personal use subject to reimbursement to the Company of the allocable cost of any personal travel and to retain reasonable security personnel at the Company’s expense.

In 2007, the Company implemented a deferred compensation plan in which the named executive officers (other than Messrs. Enrico and Katzenberg), along with other highly compensated employees, are eligible to participate. The plan was implemented to provide the Company’s senior employees with a means for accumulating tax-deferred savings for retirement and other long-term purposes. Under the plan, employees elect voluntary deferrals of salary or bonus, which are placed in accounts established for the participants. Each participant’s account under the plan is credited with earnings, at periodic intervals, at a rate equal to the actual rate of return for the relevant period of the investment fund or funds or index or indices selected by the participant from the range of investment vehicles offered under the plan. The investment funds currently offered are generally the same as those offered under the Company’s 401(k) plan. None of the named executive officers elected to participate in the plan during 2007 or 2008.

The Summary Compensation Table below provides greater detail regarding the various perquisites provided to the named executive officers during 2007.

2007 Compensation Actions

As described above, the Compensation Committee relied upon a number of analytic tools in the first two years following its IPO in determining a comprehensive executive compensation program. Because of the extensive nature of this work, the Compensation Committee primarily relied on this framework in making compensation decisions for 2007 performance. The specific analysis regarding the various components of executive compensation for 2007 is described in detail below.

Base Salary and Equity Grants in Lieu of Additional Salary

In the first quarter of 2006, the Compensation Committee engaged Towers Perrin to review the Company’s executive compensation program. Based on this review, we determined that the base salaries for the named executive officers as set forth in their respective employment agreements, including the CEO, already met competitive levels and required no adjustment. In October 2007, Mr. Damaschke was elected as an executive officer of the Company and the Compensation Committee approved a new employment agreement for him. In approving his salary (and the other components of compensation specified in his agreement), the Compensation Committee adopted management’s recommendation, which was based, among other things, on market data and considerations of internal pay equity. Because of the analyses conducted at the time of the IPO and in 2006, the Compensation Committee did not undertake a separate review of the other named executive officers’ salaries during 2007.

In November 2007 we also granted each of Mr. Coleman and Ms. Daly 3,985 restricted stock units of Class A Stock and 27,168 stock appreciation rights as equity grants in lieu of additional salary pursuant to their respective employment agreements. These awards had an aggregate grant-date value of approximately $500,000 and vest ratably over four years. The SAR awards have an exercise price of $31.37 per share, the closing stock price on the date of grant. In 2008 and subsequent years, each of Ms. Daly and Mr. Coleman will be entitled to receive, pursuant to their respective employment agreements, an equity award grant in lieu of additional salary with an aggregate grant-date value of $500,000.

Bonus

In connection with his election as an executive officer and the execution of a new employment agreement, Mr. Damaschke was granted a special cash bonus. Mr. Damaschke’s bonus of approximately $448,000 was granted in recognition of his long service to the Company and on the additional amount of base salary that he would have earned if his current salary had been in effect as of July 2007.

Annual Cash Incentive Awards

As described above under “—Compensation Program Design—Annual Cash Incentive Awards,” each of our named executive officers’ employment agreements provides for annual performance-based incentive compensation payable in cash or equity upon the satisfaction of performance goals established by the Compensation Committee. In February 2007, the Compensation Committee approved an incentive cash bonus plan for calendar year 2007 performance for the Company’s named executive officers (other than the CEO and Chairman). The objective in implementing a cash-based program was to balance the multi-year aspects of the long-term equity grants with short-term incentive measures developed around annual goals. Mr. Damaschke also became a participant in such plan upon his election as an officer and the signing of a new employment agreement.

As described above, the bonus ranges for the named executive officers vary according to the terms of their respective employment agreements. For calendar year 2007 performance, the Compensation Committee decided to adopt the same performance measures and goals for all of the named executive officers participating in our annual incentive plan. The Compensation Committee believed that this approach would best lead to alignment of interests amongst our executives. As shown in the table below, we determined that 60% of the bonus amount would be dependent on the achievement of performance goals for the Company’s 2007 operating return on equity (“ROE”), 20% would be dependent on the achievement of specified goals for our 2007 production spending on films released in 2007 and the remaining 20% would be dependent on the achievement of specified goals for 2007 overhead spending. For purposes of the plan, ROE was defined as the Company’s earnings before interest and taxes expressed as a percentage of the average of the Company’s stockholder’s equity at the beginning and end of the year. The computation also excluded the effect of certain items, such as share repurchases, acquisitions and discontinued operations. The 2007 production spending goal was defined as the Company’s production expenses incurred in 2007 for movies released in 2007, including certain budgeted contingencies and expenses incurred on films to be released in subsequent years that increase the estimated film costs for such films. This goal excluded certain payments to voice actors as well as certain annual and long-term incentive payments. The 2007 overhead spending goal was defined as the Company’s total overhead and capital expenditures incurred during 2007, excluding various items such as a per-picture expense reimbursement that the Company receives from its third-party distributor.

The table below also provides the actual performance goals for each criteria and the percentage of the target payout for each criteria that would result from various Company results. The criteria and weighting chosen balance the objectives of rewarding management primarily for creating stockholder value, as measured through ROE, with additional emphasis on expense management and appropriate cost discipline. We also determined that no bonuses would be paid to the named executive officers if bonuses were not paid under the Company bonus plan applicable to other employees. In addition, the Compensation Committee retained negative discretion to modify the bonuses that would be payable to the executive officers regardless of the Company’s 2007 performance. Finally, the table below shows the Company’s actual results for 2007 for each performance criteria and the percentage of the target payout for each criteria resulting from such results. Based upon these results, we awarded the named executive officers bonuses of approximately 180% (in the case of Mr. Coleman, 175%, which is the maximum provided in his employment agreement) of the target bonus amount shown above under the heading “—Analysis of Executive Compensation Elements—Annual Cash Incentive Awards.”

Performance Criteria	Component Weighting	Threshold(1)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2007		Calculated Payout as a Percentage of Target Opportunity
Return on equity (“ROE”)	60%	12%	15%	18%	24.8%		200%
2007 Production spending[2]	20%	$62.0	$57.8–54.8	$50.7	$ 47.2		200%
2007 Overhead spending[2]	20%	$176.0	$156.8–149.2	$130.1	$155.0		100%
					Weighted Average	% =	180%

[1]	For ROE, the payout would be 40% of the target at the threshold performance level.
For the other two measures, the executives would receive no payout at the threshold level.
[2]	The dollar amounts shown are in millions.

Long-Term Equity Incentive Compensation

As discussed above, each named executive officer’s employment agreement provides that, beginning in 2006, the executive is eligible for long-term equity incentive grants having a specified grant-date value, subject to the Compensation Committee’s discretion. In 2006, at his initiative and request Mr. Katzenberg waived all grants for which he would have otherwise been eligible in 2006, 2007 and 2008. In connection with the approval of long-term incentive awards in November 2006, the Compensation Committee received analyses and recommendations from Towers Perrin regarding the structure of the Company’s long-term incentive program. In order to provide greater focus on prospective stock-price appreciation and more closely align the executives’ interests with those of stockholders, the grants were allocated 75% to SARs and 25% to restricted stock units, based on grant-date value. In recognition of the significant amount of at-risk value, the Compensation Committee concluded that all awards should have time-based vesting rather than performance-based vesting. Because of the extensive nature of the Compensation Committee’s review in 2006, the Compensation Committee did not revisit the structure of the long-term incentive program in 2007.

In July 2007, the Compensation Committee approved the grants shown below to Mr. Damaschke. In October 2007, the Compensation Committee approved the grants shown below to the other named executive officers:

Named Executive Officer	Restricted Stock or RSUs (# of Shares)	SARs (#)
Roger Enrico	15,938	108,673
Lewis Coleman	21,915	149,426
Ann Daly	19,923	135,842
William Damaschke	22,520	116,843

The restricted stock unit and SAR awards vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant. The SAR awards have an exercise price of $31.37 ($32.86 in the case of Mr. Damaschke), the closing stock price on the date of grant.

The Compensation Committee’s current policy is to consider equity awards to the named executive officers at the time of a regularly scheduled Compensation Committee meeting, with each grant date occurring during the trading window established for Company insiders following the release of quarterly earnings. In 2007, the grants were made at the Compensation Committee’s regularly scheduled meeting occurring in the fourth calendar quarter. The Company’s stock option and SAR awards are priced based on the Class A Stock closing price on the date of grant. In October 2006, the Compensation Committee, on the recommendation of management, delayed the granting of equity awards because, at the time, the Board of Directors was evaluating a request by one of the Company’s stockholders to conduct a registered public offering. We granted equity awards in November 2006 following completion of the public offering.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three most highly compensated officers (excluding the Chief Financial Officer), unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We have considered the potential impact of Section 162(m) on the Company’s compensation plans and have determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believes it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m).

Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This law included a new Internal Revenue Code provision, Section 409A, which changed the tax rules applicable to nonqualified deferred compensation arrangements. As mentioned above, during 2007 the Company adopted a deferred compensation plan, in which the named executive officers and other key employees are eligible to participate. In certain instances, potential payments under the Company’s existing employment agreements may be considered deferred compensation under Section 409A. During 2007, the Company amended its employment agreements with the named executive officers as a result of Section 409A.

Other Items

Insider Trading Policy

Our Insider Trading Policy adopted in November 2004 applies to all transactions in our securities, including common stock, restricted stock, restricted stock units, stock options, stock appreciation rights and any other securities we may issue from time to time, as well as to derivative securities relating to our stock, whether or not issued by us, such as exchange-traded options.

We believes it is improper and inappropriate for any of our directors, officers or employees to engage in short-term or speculative transactions involving Company securities. Accordingly, the Insider Trading Policy prohibits a variety of activities with respect to our securities, including:

•	hedging transactions, such as buying puts or calls with respect to our stock;

•	purchasing Company securities on margin; and

•	short sales.

Compensation Committee Charter

The Compensation Committee acts pursuant to a written charter, which the Compensation Committee reviews on an annual basis. From time to time, the Compensation Committee may recommend that the Board of Directors approve revisions to the charter as appropriate to reflect evolving practices or changes in legal or regulatory requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mellody Hobson, Chair

Nathan Myhrvold

Howard Schultz

Karl M. von der Heyden

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

DreamWorks Animation compensates its executive officers pursuant to their respective employment agreements. For a further discussion of the Company’s underlying compensation policies and decisions, see “Compensation Discussion and Analysis.” As permitted by SEC rules, the following Summary Compensation table sets forth summary compensation information for our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2007 (the “named executive officers”). Kristina M. Leslie served as the Company’s Chief Financial Officer through February 28, 2007 and is thus included as a named executive officer. Ms. Leslie’s employment with the Company terminated as of February 28, 2007. This Summary Compensation Table is accompanied by an “All Other Compensation Table,” a “Grants of Plan-Based Awards Table” and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables.

Pursuant to each of the named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. Such amounts are characterized as “Non-Equity Incentive Plan Compensation.” For the annual performance periods ended December 31, 2006 and December 31, 2007, the Compensation Committee adopted a cash bonus plan under the 2004 Plan and set performance goals for the applicable period. In February 2007, the Compensation Committee, at the recommendation of management, exercised its right to use negative discretion and awarded no amounts to the named executive officers with respect to 2006 performance.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey Katzenberg(4)(5)(6)	2007	$1	$—	$8,660,731	$2,383,179	$—	$759	$11,044,670
Chief Executive Officer	2006	1	—	2,816,435	2,383,179	—	—	5,199,615

Lewis W. Coleman(6)(7)	2007	1,250,000	—	1,106,053	1,540,181	1,750,000	21,033	5,667,267
President and Chief Financial Officer	2006	1,250,000	—	568,566	287,087	—	251,640	2,357,293

Roger A. Enrico(8)	2007	1	—	2,212,377	1,057,215	—	202,134	3,471,727
Chairman of the Board	2006	1	—	665,954	542,988	—	237,512	1,446,455

Ann Daly(4)	2007	1,000,000	—	3,319,799	1,609,223	1,350,000	36,957	7,315,979
Chief Operating Officer	2006	1,000,000	—	1,175,586	1,126,868	—	46,499	3,348,953

William Damaschke(9) Co-President of Production and President of Live Theatrical	2007	510,769	447,692	834,199	496,479	720,000	24,521	3,033,660

Kristina M. Leslie(10)	2007	106,154	—	—	—	—	6,870	113,024
Former Chief Financial Officer	2006	553,942	—	374,976	1,954,258	—	1,642,995	4,526,171

(1)

The amounts reflected in each respective column represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, as computed in accordance with FAS 123R. The amounts reflected in each respective column may include amounts associated with equity awards granted prior to 2007. For a further discussion of the assumptions used in the calculation of the 2007 compensation cost (for all applicable grants of equity awards) pursuant to FAS 123R, please see “Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 13 Stockholders’ Equity—Employee Benefits Plan” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. For further discussion of grants made in 2007, see the accompanying “Grant of Plan-Based Awards” Table. In addition, during the year ended December 31, 2007, the expected level of achievement for certain performance-based awards of restricted stock granted to Mr. Katzenberg, Mr. Enrico and Ms. Daly upon the Company’s initial public offering was increased from 50% to 85% and, as a result, the Company recorded an adjustment for the cumulative change in estimate which accounted for substantially all of the increased stock awards expense in 2007 over 2006.

(2)

The amounts reflected in the “Non-Equity Incentive Plan Compensation” column represent amounts earned during 2007 under the Company’s annual performance-based incentive program. See “Compensation Discussion and Analysis—2007 Compensation Actions—Annual Cash Incentive Awards.” All such amounts were paid on February 29, 2008.

(3)

The components of “All Other Compensation” for 2007 are detailed below in the “All Other Compensation” Table. The amounts shown do not include life insurance premiums (which are less than $10,000 on an annual basis for each named executive officer) for coverage offered through programs available on a nondiscriminatory basis to substantially all of the Company’s employees (other than those covered by a collective bargaining agreement).

(4)

In connection with the Company’s IPO, Mr. Katzenberg and Ms. Daly entered into five-year employment agreements with the Company. Pursuant to these employment agreements, Mr. Katzenberg’s annual salary is $1 and Ms. Daly’s annual salary is $1.0 million.

(5)

Mr. Katzenberg, at his initiative and request, has waived equity awards he would otherwise have been entitled to receive under his employment agreement. Under the terms of Mr. Katzenberg’s waivers, he waived his right to receive (i) for each of the years ending December 31, 2007 and 2008 an annual equity award with an aggregate grant-date value targeted at $5.0 million, and (ii) for each of the years ending December 31, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.

(6)	Mr. Katzenberg and Mr. Coleman also serve as directors of the Company. Neither Mr. Katzenberg nor Mr. Coleman received any compensation for his role as director in 2007.
(7)

Mr. Coleman was appointed President on December 5, 2005 and was appointed Chief Financial Officer on February 28, 2007. Pursuant to his three-year employment agreement executed in December 2005, Mr. Coleman earns an annual salary of $1.25 million.

(8)	In connection with the IPO, the Company entered into a five-year employment agreement with Mr. Enrico pursuant to which Mr. Enrico’s annual salary is $1.
(9)

Mr. Damaschke was appointed an executive officer in October 2007. In connection therewith, Mr. Damaschke entered into a five-year employment agreement with the Company pursuant to which Mr. Damaschke’s annual salary is $900,000 and he received a signing bonus of $447,692.

(10)

In December 2006, it was announced that Ms. Leslie would be leaving the Company and Ms. Leslie’s employment with the Company terminated February 28, 2007. Amounts earned during 2007 reflect salary earned and benefits received through February 28, 2007. As of December 31, 2006, the Company recorded a severance accrual of approximately $1.6 million (on a net-present value basis) which is included in the “All Other Compensation” column for 2006. In addition, pursuant to Ms. Leslie’s employment agreement, the vesting date for any unvested portions of Ms. Leslie’s equity awards was accelerated to February 28, 2007, and the entire cost associated with the acceleration of vesting was recorded in 2006 and is included in the columns titled “Stock Awards” and “Option Awards” for such year.

In 2007, our named executive officers’ salaries represented the following approximate percentages of their total compensation: Mr. Katzenberg—0%; Mr. Coleman 22%; Mr. Enrico—0%; Ms. Daly—14%; Mr. Damaschke—17%; and Ms. Leslie—94%.

The following table outlines the amounts included in “All Other Compensation” in the Summary Compensation Table for our named executive officers in 2007:

ALL OTHER COMPENSATION

Name	Automobile Allowance	Tax\Investment Consulting(1)	Legal Services(2)	Other Personal Benefits		Miscellaneous		Total All Other Compensation
Jeffrey Katzenberg Chief Executive Officer	$—	$—	$—	$—		$759	(3)	$759
Lewis W. Coleman President and Chief Financial Officer	12,000	—	4,308	4,725	(4)	—		21,033
Roger A. Enrico Chairman of the Board	—	—	52,106	150,028	(5)	—		202,134
Ann Daly Chief Operating Officer	12,000	15,870	4,308	4,779	(6)	—		36,957
William Damaschke Co-President of Production and President of Live Theatrical	8,400	—	11,511	4,610	(7)	—		24,521
Kristina M. Leslie Former Chief Financial Officer	2,000	—	1,380	3,490	(8)	—		6,870

(1)	Represents payments made to a third party for professional tax and personal financial consulting.
(2)	Represents payments made for legal services rendered in 2007 (and in one instance rendered in 2006 and paid in 2007) in connection with each of the named executive officers’ employment agreements.
(3)

Mr. Katzenberg has donated this payment to charity. Under the Screen Actors Guild rules, the Company was required to pay Mr. Katzenberg this “minimum scale amount” for his appearance in a promotional work for one of the Company’s films.

(4)	Reflects $225 for the aggregate incremental cost to the Company for spousal or guest travel and $4,500 in 401(k) plan employer matching contributions.
(5)

Represents the aggregate incremental cost to the Company of Mr. Enrico’s use of chartered aircraft and other expenses related to travel to and from the Company’s headquarters in Glendale, California. In his role as executive Chairman, Mr. Enrico participates in various Company meetings at our headquarters facility. While the Company believes that Mr. Enrico’s attendance in person at these meetings is essential for the performance of his duties and is in the best interests of the Company, in accordance with the definition of perquisites contained in Item 402 of Regulation S-K, we have included the aggregate incremental costs of these trips (other than those primarily associated with Mr. Enrico’s travel for Board-related matters) as a perquisite to Mr. Enrico.

(6)	Reflects $279 for the aggregate incremental cost to the Company for spousal or guest travel and $4,500 in 401(k) plan employer matching contributions.
(7)	Reflects $110 for the aggregate incremental cost to the Company for spousal or guest travel and $4,500 in 401(k) plan employer matching contributions.
(8)	Reflects 401(k) plan employer matching contributions.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding the grants of equity awards (such as grants of stock appreciation rights and restricted stock) made during 2007:

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Approval Date(1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of 2007 Equity Awards(3)
				Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Katzenberg(4) Chief Executive Officer	N/A	N/A		$—	$—	$—	—	—	—	—	—	$—	$—
Lewis W. Coleman(5) President and Chief Financial Officer	10/25/07 2/15/07	11/2/2007 2/15/2007	(6) (7)	— —	— 1,000,000	— 1,750,000	— —	— —	— —	25,900 —	176,594 —	31.37 —	3,003,589 —

Roger A. Enrico(5) Chairman of the Board	10/25/07 2/15/07	11/2/2007		—	—	—	—	—	—	15,938	108,673	31.37	1,848,345

Ann Daly(5) Chief Operating Officer	10/25/07 2/15/07	11/2/2007 2/15/2007	(6) (7)	— —	— 750,000	— 1,500,000	— —	— —	— —	23,908 —	163,050 —	31.37 —	2,772,555 —

William Damaschke(5) Co-President of Production and President of Live Theatrical	7/25/07 12/13/07	8/3/2007 12/13/2007	(8) (7)	— —	— 400,000	— 800,000	— —	— —	— —	22,520 —	116,843 —	32.86 —	2,429,430 —

Kristina M. Leslie Former Chief Financial Officer	N/A	N/A		—	—	—	—	—	—	—	—	—	—

(1)

In accordance with our equity grant policy described in “Compensation Discussion and Analysis,” our current policy is to consider equity awards to the named executive officers at the time of a regularly scheduled Compensation Committee meeting, with each grant date occurring during the trading window established for Company insiders following the release of quarterly earnings.

(2)	For the awards shown, there are no threshold payment amounts.
(3)

Amounts represent the grant-date fair value of equity awards made in 2007, as computed in accordance with FAS 123R. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that may be received by the named executive officers.

(4)	Mr. Katzenberg has entered into agreements at his initiative and request which waive equity awards he would otherwise have been entitled to receive under his employment agreement.
(5)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are entitled to receive annual equity incentive award of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine). For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

(6)

Pursuant to Mr. Coleman’s and Ms. Daly’s employment agreements, subject to annual approval by the Compensation Committee, each is entitled to receive annual equity incentive awards of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000 in lieu of additional salary. For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

(7)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. For a further discussion of the 2007 Bonus Plan, see “Compensation Discussion and Analysis.” Please see the “Summary Compensation Table” above for the actual amounts earned during 2007 for each named executive officer.

(8)	Represents an equity award received by Mr. Damaschke prior to being designated an executive officer in October 2007.

All SAR awards shown in the table were granted under the 2004 Plan and have an exercise price equal to the closing market price of our Class A Stock on the grant date. The SARs vest in four equal annual installments beginning on the first anniversary of the grant date and expire 10 years from the date of grant. All restricted stock and RSU awards shown in the table were granted under the 2004 Plan. The shares of restricted stock and RSUs vest in four equal annual installments beginning on the first anniversary of the grant date. The methodology used by the Compensation Committee in making the awards is discussed in “Compensation Discussion and Analysis—Analysis of Executive Compensation Elements.” The vesting of awards may, in some instances, continue following termination of employment or be accelerated upon certain events. See “—Executive Employment Agreements” for a discussion of the principal terms of our named executive officers’ employment agreements.

For a discussion of additional information necessary to understand the Non-equity Incentive Plan Awards shown in the above table (including a discussion of the performance criteria established and the actual payouts under such awards), please see the section entitled “Compensation Discussion and Analysis—2007 Compensation Actions—Annual Cash Incentive Awards.”

In October 2007, Mr. Damaschke was elected as an executive officer of the Company, and the Compensation Committee approved a new employment agreement for him. The employment agreement includes terms that are similar to the employment agreements with our other executive officers and that provide for the accelerated vesting of equity-based compensation in certain circumstances. Specifically, Mr. Damaschke’s new employment agreement provides that if we terminate Mr. Damaschke’s employment other than for cause, incapacity or death, or Mr. Damaschke terminates his employment for good reason, all of his equity-based compensation will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. Furthermore, if we undergo a change in control, all of Mr. Damaschke’s equity-based compensation that was granted after July 25, 2007, will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, if any of the Company’s Chief Executive Officer, President or Chief Operating Officer is entitled to accelerated vesting upon a change of control, then all other equity-based compensation held by Mr. Damaschke, regardless of when it was granted, will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of grant. These provisions modified certain equity-based awards that were granted to Mr. Damaschke before he became an executive officer.

We have entered into an employment agreement with each of our named executive officers. The principal terms of these employment agreements are provided in the section entitled “—Executive Employment Agreements.” For a further discussion of the employment agreements, please see “Compensation Discussion and Analysis—Overview of Compensation Program—Employment Agreements” and “Compensation Discussion and Analysis—Overview of Compensation Program—Compensation Program Design.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for the named executive officers as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Katzenberg Chief Executive Officer	—		—		423,214	(1)	$28.00	10/27/2014	—		—	618,571	(2)	$15,798,303
Lewis W. Coleman	13,393		—				28.00	10/27/2014	47,059	(3)	$1,201,887	62,249	(4)	1,589,839
President and Chief					41,499	(4)	24.85	3/20/2016
Financial Officer	42,317	(5)	126,953	(5)			28.80	11/28/2016
			176,594	(6)			31.37	11/2/2017
Roger A. Enrico	—				89,286	(1)	28.00	10/27/2014	28,959	(7)	739,613	142,857	(2)	3,648,568
Chairman of the Board	26,041	(8)	78,125	(8)			28.80	11/28/2016
			108,673	(6)			31.37	11/2/2017
Ann Daly	20,892	(9)	13,929	(9)			32.31	10/27/2014	351,049	(10)	1,303,791	259,524	(2)	6,628,243
Chief Operating	5,073	(11)	5,073	(11)			24.64	12/30/2015
Officer					177,679	(1)	28.00	10/27/2014
	39,062	(12)	117,188	(12)			28.80	11/28/2016
			163,010	(6)			31.37	11/2/2017
William Damaschke	653				—		22.43	10/27/2014	120,734	(13)	3,083,546	—		—
Co-President of	1,741						26.92	10/27/2014
Production and President of Live Theatrical	5,223						37.48	10/27/2014
	61,512	(14)	74,492	(14)			28.00	10/27/2014
			116,843	(15)			32.86	8/3/2017
Kristina M. Leslie	6,964				—		22.43	10/27/2014	—		—	—		—
Former Chief Financial Officer (16)	96,428						28.00	10/27/2014
	11,607						31.42	10/27/2014
	11,607						32.31	10/27/2014
	5,804						37.48	10/27/2014
	78,125						28.80	11/28/2016

(1)

These options vest on December 31, 2008, subject to the satisfaction of certain performance criteria established by the Compensation Committee (and, in the case of Ms. Daly, subject to her continued employment until October 27, 2009). The number of shares presented reflects the Company’s current expectation of achievement of “target” level of performance criteria.

(2)

These shares vest on December 31, 2008, subject to the satisfaction of certain performance criteria established by the Compensation Committee (and, in the case of Ms. Daly, subject to her continued employment until October 27, 2009). The number of shares presented reflects the Company’s current expectation of achievement of “target” level of performance criteria.

(3)

Consists of 21,159 shares of restricted stock that vest ratably in the amount of 7,053 shares per year on November 28, 2008, 2009, and 2010, respectively, and 25,900 restricted stock units which will vest ratably at a rate of 25% per year on November 2, 2008, 2009, 2010 and 2011.

(4)

This grant made to Mr. Coleman consists of shares of restricted stock and stock appreciation rights that vest on December 31, 2009 subject to the satisfaction of certain performance criteria for the applicable period. The number of shares presented is based on current expectation of achievement of “target” performance level for 50% of this award and achievement of “threshold” for the remaining 50% of such award.

(5)	This grant of stock appreciation rights has or will vest with respect to 42,317, 42,318, 42,317 and 42,318 shares on November 28, 2007, 2008, 2009 and 2010 respectively.
(6)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on November 2, 2008, 2009, 2010 and 2011.
(7)

Consists of 13,021 shares of restricted stock that vest with respect to 4,340, 4,340 and 4,341 shares on November 28, 2008, 2009 and 2010, respectively, and 15,938 restricted stock units that vest at a rate of 25% per year on November 2, 2008, 2009, 2010 and 2011.

(8)	These stock appreciation rights have or will vest with respect to 26,041, 26,402, 26,041 and 26,042 shares on November 28, 2007, 2008, 2009 and 2010 respectively.
(9)	These stock options have vested or will vest with respect to 5,223, 5,223, 5,223, 5,223, 5,223, 4,353 and 4,353 shares on January 1, 2004, 2005, 2006, 2007, 2008, 2009 and 2010, respectively.
(10)

Consists of (i) a restricted stock award that vests with respect to 3,805 shares on December 29, 2008 and 2009, respectively, (ii) a restricted stock award that vests with respect to 6,510, 6,510 and 6,511 shares on November 28, 2008, 2009 and 2010, respectively, and (iii) a grant of 23,908 restricted stock units that vests ratably at a rate of 25% per year on November 2, 2008, 2009, 2010 and 2011.

(11)	These stock appreciation rights have vested or will vest with respect to 2,536, 2,537, 2,536 and 2,537 shares on December 29, 2006, 2007, 2008 and 2009, respectively.
(12)	These stock appreciation rights have vested or will vest with respect to 39,062, 39,063, 39,062 and 36,063 on November 28, 2007, 2008, 2009 and 2010, respectively.
(13)

Consists of (i) a restricted stock award that will vest with respect to 26,785, 26,785, 22,321 and 22,321 shares on October 27, 2008, 2009, 2010 and 2011, respectively, and (ii) 22,520 restricted stock units that vest ratably at a rate of 25% per year on August 3, 2008, 2009, 2010 and 2011.

(14)	These stock options have vested or will vest with respect to 20,504, 20,504, 20,504, 20,504, 20,504, 16,742 and 16,742 shares on October 27, 2005, 2006, 2007, 2008, 2009, 2010 and 2011, respectively.
(15)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on August 3, 2008, 2009, 2010 and 2011.
(16)	In accordance with the terms of Ms. Leslie’s employment agreement, all unvested equity awards vested on February 28, 2007 upon termination of Ms. Leslie’s employment.

Options Exercised and Stock Vested

The following table sets forth the options which were exercised and the shares of restricted stock which vested for the named executive officers during 2007:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey Katzenberg Chief Executive Officer	—	$—	—	$—

Lewis W. Coleman President and Chief Financial Officer	—	—	13,005	388,110	(1)

Roger A. Enrico Chairman of the Board	—	—	4,340	120,110	(2)

Ann Daly Chief Operating Officer	—	—	10,315	276,640	(3)

William Damaschke Co-President of Production and President of Live Theatrical	—	—	26,786	867,732	(4)

Kristina M. Leslie Former Chief Financial Officer(5)	—	—	13,020	348,480	(5)

(1)

Amount based on: (i) 5,953 shares of restricted stock that vested on October 29, 2007 at a price of $32.40 per share; and, (ii) 7,052 shares of restricted stock that vested on November 28, 2007 at a price of $27.68 per share.

(2)	Vesting date of November 28, 2007 and value based on a price of $27.68 per share.

(3)

Amount based on: (i) 3,805 shares of restricted stock that vested on December 31, 2007 at a price of $25.36 per share; and, (ii) 6,510 shares of restricted stock that vested on November 28, 2007 at a price of $27.68 per share.

(4)	Vesting date of October 29, 2007 and value based on a price of $32.40 per share.
(5)

In accordance with the terms of Ms. Leslie’s employment agreement, all unvested equity awards vested on February 28, 2007 upon termination of Ms. Leslie’s employment. Value is based on a price of $26.77 per share.

There were no option exercises or vestings of restricted shares of Class A Stock that occurred after December 31, 2007 but before the date of this Proxy Statement.

Estimated Executive Benefits and Payments Upon Termination or Change in Control

The following table reflects the amounts of compensation that would be due to each of our named executive officers pursuant to their respective employment agreements upon termination for good reason, involuntary termination, termination with cause, a change in control, termination following a change of control and, in the event of incapacity or disability or death of the executive, as if any such events occurred on December 31, 2007. For a discussion of the terms of each executive’s employment agreement, please see “—Executive Employment Agreements.” The amounts shown are estimates of the payments that each named executive officer would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

Event	Jeffrey Katzenberg	Roger A. Enrico		Lewis W. Coleman	Ann Daly	William Damaschke
Termination for Good Reason / Involuntary Termination without Cause:
Cash severance(1)	$2	$—	(2)	$1,833,333	$2,675,000	$8,100,000
Acceleration of equity awards(3)	15,798,303	4,888,181	(2)	3,359,835	7,941,140	3,083,546
Continuation of medical / welfare benefits and perquisites(4)	18,912	—		34,207	101,448	192,287

Total	$15,817,217	$4,888,181		$5,227,375	$10,717,588	$11,375,834

Involuntary Termination for Cause:
Cash severance(1)	$—	$—		$—	$—	$—
Acceleration of equity awards(3)	—	—		—	—	—
Continuation of medical / welfare benefits and perquisites(4)	—	—		—	—	—

Total	$—	$—		$—	$—	$—

Incapacity / Disability:
Cash severance(1)	$1	$—		$625,000	$1,000,000	$900,000
Acceleration of equity awards(3)	13,428,558	3,840,895		2,061,476	6,942,338	3,083,546
Continuation of medical / welfare benefits and perquisites(4)	18,912	—		34,207	50,724	38,457

Total	$13,447,471	$3,840,895		$2,720,683	$7,993,062	$4,022,004

Death:
Cash severance(1)	$2	$—		$1,250,000	$1,000,000	$900,000
Acceleration of equity awards(3)	13,428,558	4,340,895		2,061,476	6,942,338	3,083,546
Continuation of medical / welfare benefits and perquisites(4)	10,316	—		—	—	—

Total	$13,438,875	$4,340,895		$3,311,476	$7,942,338	$3,983,546

Change in Control and No Termination:
Cash severance(1)	$—	$—		$—	$—	$—
Acceleration of equity awards(3)	15,798,303	4,388,181		3,359,835	7,941,140	3,083,546
Continuation of medical / welfare benefits and perquisites(4)	—	—		—	—	—
Excise tax gross-up(5)	2,788,005	989,539		—	—	—

Total	$18,586,309	$5,377,719		$3,359,835	$7,941,140	$3,083,546

Change in Control and Involuntary Termination or Termination for Good Reason:
Cash severance(1)	$2	$—		$1,833,333	$2,675,000	$8,100,000
Acceleration of equity awards(3)	15,798,303	4,888,181		3,359,835	7,941,140	3,083,546
Continuation of medical / welfare benefits and perquisites(4)	18,912	—		34,207	101,448	192,287
Excise tax gross-up(5)	2,798,091	2,113,263		4,636,301	2,992,927	4,783,451

Total	$18,615,308	$7,001,444		$9,863,676	$13,710,515	$16,159,284

(1)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses, vacation or interest on payments delayed as a result of Section 409A of the Code.

(2)

If Mr. Enrico terminates his employment for good reason as a result of the Company’s failure to make a specified annual equity incentive award or cash payment, Mr. Enrico will receive a cash payment of $4,000,000 in lieu of any other benefit or payment. See “—Executive Employment Agreements—Employment Agreement with Roger Enrico.”

(3)

Calculated using the fair market value of unvested restricted stock and the in-the-money value of unvested options and SARs as of December 31, 2007. Where applicable for awards with performance-based vesting conditions, the amounts shown have been estimated based upon the Company’s stock price as of December 31, 2007, results through December 31, 2007 and currently anticipated results through the remainder of the applicable performance period.

(4)

Under the terms of his employment agreement, Mr. Enrico is not entitled to the continuation of any benefits or perquisites. For the other named executive officers, the amounts shown consist of, for the period specified in each executive’s employment agreement (i) the continued provision of the perquisites (if any) listed in the “All Other Compensation” Table (other than spousal or guest travel) at 2007 levels and (ii) the continued provision of health and welfare benefits. With respect to continued health and welfare benefits, the amounts shown (i) have been calculated based upon the Company’s current actual costs of providing the benefits and (ii) have not been discounted for the time value of money. The current annual cost of providing health and welfare benefits to each of our eligible named executive officers is as follows: Jeffrey Katzenberg—$10,316; Lewis Coleman—$13,399; Ann Daly—$14,046; and William Damaschke—$14,046.

(5)

These estimates are based on a number of assumptions. Facts and circumstances at the time of any change-in-control transaction and termination thereafter as well as changes in the applicable named executive officer’s compensation history preceding such a transaction could materially affect whether and to what extent the excise tax will be imposed and therefore the amount of any potential tax gross-up payments. For purposes of performing these calculations, we have assumed that each person is subject to the maximum federal and state income tax rates.

Since each named executive officer’s employment agreement generally provides for the continuation of salary and benefits until the end of the original employment period, payments for cash severance and continued benefits and perquisites will generally be made ratably over the remaining period of an executive’s employment agreement (subject to any delays required pursuant to Section 409A of the Internal Revenue Code). Depending upon the termination event, equity awards will be accelerated either upon termination or upon the completion of the performance period provided for in the original equity grant. Any excise tax gross-up payments will be made when such excise tax payments become due.

Each named executive officer’s employment agreement (other than Mr. Damaschke’s employment agreement) provides for some form of additional vesting of previously granted equity-based compensation awards following expiration of the original term of the employment agreement. For each of Mr. Katzenberg, Mr. Enrico and Mr. Coleman, the named executive officer will not be required to perform any additional services for the awards granted to him to become fully vested, exercisable and nonforfeitable, provided that any such awards will continue to be subject to the achievement of any applicable performance goals. All options, stock appreciation rights and other similar awards will remain exercisable for the remaining original term of the grant. For Ms. Daly, any award that is subject to “cliff vesting” (i.e., 100% vesting on a single specified date) will become vested at the end of the vesting period based on the percentage of the vesting period that was completed as of the expiration of the employment agreement (subject, if applicable, to the achievement of any performance-based vesting criteria). All options, stock appreciation rights and other similar awards will remain exercisable for the remaining original term of the grant. For each of our named executive officers mentioned in this paragraph, if his or her employment agreement had expired as of December 31, 2007, the provisions described in this paragraph would have resulted in the following benefits (based, among other things, on the closing stock price as of December 31, 2007 and the Company’s operating performance through such date):

J. Katzenberg	R. Enrico	L. Coleman	A. Daly
$13,428,558	$3,840,895	$2,496,656	$3,380,404

Ms. Leslie’s employment with the Company terminated on February 28, 2007. In accordance with the terms of her employment agreement, Ms. Leslie is entitled to receive, or have the Company pay on her behalf, the following items through the remaining original term of her employment agreement: (i) cash severance—$1,564,779, (ii) acceleration of equity awards (based on the closing stock price as of February 28, 2007)—$348,480; (iii) automobile allowance—$32,000; (iv) tax and investment consulting—$47,610; (v) 401(k) plan matching contributions—$12,000; (vi) continuation of health and welfare benefits—$75,823; and (vii) interest on payments delayed as a result of Section 409A of the Code—$3,240.

Executive Employment Agreements

We have entered into an employment agreement with each of our named executive officers. The principal terms of these employment agreements are described below.

Employment Agreement with Jeffrey Katzenberg

On October 25, 2007, we entered into an amended and restated employment agreement with Jeffrey Katzenberg, our Chief Executive Officer. The restated agreement was adopted, among other things, to incorporate certain provisions as a result of Section 409A of the Internal Revenue Code. The agreement provides for a five-year term, which began to run on October 27, 2004, the closing date of the IPO. Mr. Katzenberg’s professional services are exclusive to the Company and his annual salary is $1.

Mr. Katzenberg’s compensation is described in the Summary Compensation Table. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to other benefits, including reimbursement for expenses related to private airplane usage incurred in the performance of his duties and security personnel services. No reimbursements for such security personnel were requested or made during 2007. Mr. Katzenberg is responsible for all other business-related travel, hotel, entertainment and other business expenses that he is required to incur in connection with his duties.

Mr. Katzenberg, at his initiative and request, has waived certain equity awards he would otherwise have been entitled to receive under his employment agreement subject to the approval of the Compensation Committee, to reduce the cost to the Company of his own compensation in order to offset some of the costs of the salary and equity-based compensation of Mr. Coleman, who became our President in December 2005. Under the terms of Mr. Katzenberg’s restated employment agreement, he acknowledges the waiver of the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive (i) for each of the years ending December 31, 2006, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance. In February 2008, Mr. Katzenberg waived his right to receive all remaining equity grants pursuant to his employment agreement.

The employment agreement further provides that DreamWorks Animation may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement), subject to the Company’s 90-day cure-period. For purposes of Mr. Katzenberg’s employment agreement, “cause” is generally defined as:

•	conviction of a felony, crimes involving moral turpitude, embezzlement or misappropriation of corporate assets; or

•	material breach of the exclusivity, confidentiality and service provisions of the agreement.

For purposes of Mr. Katzenberg’s employment agreement, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	material reduction of his title or duties; or

•	any failure by the Company to obtain a directors’ and officers’ liability insurance policy.

If we terminate Mr. Katzenberg’s employment other than for cause, incapacity or death, or if Mr. Katzenberg terminates his employment for good reason, we will provide Mr. Katzenberg his base salary and benefits until the original term of his employment agreement expires and all equity-based compensation held by Mr. Katzenberg will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. For purposes of our executives’ employment agreements, “incapacity” is generally defined as the executive becoming medically disabled and substantially unable to perform his or her duties under the agreement.

If Mr. Katzenberg’s employment is terminated by DreamWorks Animation for cause, we will have no further obligations to Mr. Katzenberg under the agreement, other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity- based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards subject to performance – based vesting conditions will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed throughout the performance period. In the event that performance goals are attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term (subject to the attainment of any applicable performance goals). The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for incapacity, Mr. Katzenberg will also be entitled to receive 50% of his base salary, and all medical, dental, life and other benefits, for the remainder of the term of the employment agreement.

After the end of the five-year term of the employment agreement, all awards Mr. Katzenberg holds that are subject to time-based vesting criteria will immediately become fully vested and all awards that are subject to performance-based vesting criteria will continue to vest, provided that performance goals are achieved at the end of the performance period. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

If we undergo a change in control, all equity-based compensation held by Mr. Katzenberg will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, we will indemnify Mr. Katzenberg, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement). In our executives’ employment agreements, “change in control” is generally defined as:

•

during any period of 14 calendar months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director elected upon the recommendation of a majority of the Incumbent Directors will be considered an Incumbent Director);

•	the completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company (subject to specified exceptions);

•	our stockholders approve a plan of complete liquidation or dissolution; or

•

any person or entity becomes the beneficial owner of 20% or more of the combined voting power of the Company but only if such combined voting power is greater than the voting securities then owned by Jeffrey Katzenberg and David Geffen.

We have agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Katzenberg’s service to the Company or any affiliate.

Mr. Katzenberg agreed to non-solicitation (continuing for one year following Mr. Katzenberg’s employment) and confidentiality provisions in the agreement.

Employment Agreement with Roger Enrico

On October 25, 2007, we entered into an amended and restated employment agreement with Roger Enrico, our Chairman of the Board of Directors. The restated agreement was adopted, among other things, to incorporate certain provisions as a result of Section 409A of the Internal Revenue Code. The following summary describes certain terms and conditions of Mr. Enrico’s amended employment agreement.

The agreement provides for a five-year term that expires in October 2009. Mr. Enrico is required to devote up to approximately two working days per week to the Company’s business on a non-exclusive basis, although he is not permitted to directly compete with its business. Mr. Enrico’s annual salary is $1.

Mr. Enrico performs certain additional functions not typically associated with the role of chairman of the board. Mr. Enrico, as an employee, is involved in corporate strategic planning, marketing strategy, management of promotional partnerships, succession planning and employee development and oversees matters related to corporate governance. Mr. Enrico was compensated for these additional services with a stock option grant with respect to 89,286 shares and a grant of 142,857 shares of restricted stock at the time of the IPO. These grants will vest in the first quarter of 2009, subject to DreamWorks Animation’s achievement of certain target performance goals as established by the Compensation Committee. In January 2005, the Compensation Committee awarded Mr. Enrico 142,857 performance compensation awards (when vested, to be settled for an equal number of shares of Class A Stock), which will vest in the first quarter of 2009 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Mr. Enrico’s restricted stock grant.

In addition, beginning on November 2, 2005, subject to annual approval by the Compensation Committee, Mr. Enrico was entitled to receive up to four annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual grant-date value of $2.0 million. These awards will vest over a period of up to four years and, if determined by the Compensation Committee, the vesting of restricted stock will be contingent on DreamWorks Animation’s achievement of certain target performance goals. The Compensation Committee may elect to substitute a cash payment of $2.0 million for any annual equity incentive award described in the preceding sentence. In December 2005, Mr. Enrico waived his equity awards he would otherwise have been entitled to receive in 2005 under his employment agreement, subject to the approval of the Compensation Committee.

In addition, if the Compensation Committee determines that target performance goals have been exceeded during any performance period, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Enrico.

The employment agreement further provides that we may terminate Mr. Enrico’s employment during the employment period with or without cause and Mr. Enrico may terminate his employment agreement for good reason, subject to the Company’s 90-day cure period. For purposes of Mr. Enrico’s agreement, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	material reduction of his duties or responsibilities;

•	failure of a successor entity to assume the Company’s obligations under the agreement;

•	failure to reelect Mr. Enrico as a director; or

•	failure to make the annual equity incentive award mentioned above (or the substituted cash payment).

If we terminate Mr. Enrico’s employment other than for cause, incapacity or death, or if Mr. Enrico terminates his employment for good reason, Mr. Enrico will be entitled to retain all grants of equity-based compensation made to him on or prior to the date of termination and any grants for which he has become eligible but which were not yet made. In addition, Mr. Enrico will also be entitled to receive and retain the equity grant (or, if the Compensation Committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his termination of employment. After termination of employment, all of Mr. Enrico’s equity incentive awards will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and will, subject to the other terms and conditions of such grants, remain exercisable for the remainder of the term of the grants. Notwithstanding the foregoing, if Mr. Enrico terminates his employment for good reason as a result of our failure to make an annual equity incentive award (or a cash payment in lieu thereof) that he is entitled to receive under his employment agreement, in lieu of the payments and equity-based compensation described in the preceding sentences of this paragraph, Mr. Enrico will be entitled to receive a one-time-only payment in the amount of $4,000,000.

If Mr. Enrico’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Enrico (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made. In the event of termination as a result of incapacity, Mr. Enrico will not be entitled to receive any additional grants of equity-based compensation after termination. In the event of termination as a result of death, Mr. Enrico’s estate or beneficiary will be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his death. After termination of employment, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined promptly (or, in the instance of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed throughout the performance period). Mr. Enrico (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and he will receive credit as if he worked for one year after the date of termination. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

After the end of the five-year term of the employment agreement, all outstanding awards to Mr. Enrico that are subject to time-based vesting criteria will immediately become fully vested and all awards that are subject to performance-based vesting criteria will continue to vest (in the case of grants with performance-based vesting criteria, only if such performance goals are achieved) at the end of the performance period. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

If Mr. Enrico’s employment is terminated by the Company for cause, Mr. Enrico will not be entitled to any equity-based compensation that has not already vested or any other payments. For purposes of Mr. Enrico’s employment agreement, “cause” is generally defined in the same manner as it is defined in Mr. Katzenberg’s employment agreement.

We have agreed to indemnify Mr. Enrico to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Enrico’s service to the Company or any affiliate, including in connection with any consulting services Mr. Enrico rendered to DreamWorks Studios in connection with the IPO.

All of Mr. Enrico’s outstanding unvested equity awards will become vested and exercisable (in the case of performance-vested awards, on the basis of achievement of target goals) upon a change in control, and will remain exercisable for the remainder of the grant term. In addition, we will indemnify Mr. Enrico, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control.

Mr. Enrico agreed to non-solicitation (continuing for one year following Mr. Enrico’s employment) and confidentiality provisions in the agreement.

Employment Agreements with Other Named Executive Officers

We have entered into an employment agreement with each of our other named executive officers. During 2007, the employment agreement with each of our named executive officers (other than Ms. Leslie) was amended and restated in order to, among other things, incorporate certain provisions as a result of Section 409A of the Internal Revenue Code. In general, these agreements provide for five-year terms, except for Mr. Coleman’s employment agreement which has a three-year term. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in the Company’s benefit plans.

These employment agreements provide that we may terminate the executive officer’s employment with or without cause and the executive officer may terminate his or her employment for good reason, subject to the Company’s 90-day cure period. For purposes of these executives’ employment agreements, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	diminution in title or reporting obligation; or

•	the Company requiring that the executive’s principal place of business be anywhere other than the Los Angeles area; and

•

in the case of Mr. Damaschke, failure to be the Company’s most senior creative executive (other than the Company’s Chief Executive Officer or Chief Operating Officer) with respect to feature animation and live theatrical projects and, in the case of Mr. Coleman, not remaining a member of the Board of Directors by reason of action or inaction of the Board of Directors.

If we terminate employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, we will generally continue his or her base salary and benefits until the expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses that have been previously paid until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, in connection with such termination, Mr. Coleman’s employment agreement provides that he will be entitled to receive the following additional items: (i) an equity grant with a grant-date value of $500,000 in lieu of additional salary, (ii) an equity grant in lieu of an annual cash bonus (if no cash bonuses have been paid) at the target amount of $1,000,000, and (iii) an equity grant with a grant-date value of $2,750,000 in lieu of a long-term equity incentive award (provided that he is not entitled to receive more than three of such long-term equity incentive awards during the term of his employment agreement). As discussed elsewhere in this Proxy Statement, Kristina M. Leslie, who previously served as our Chief Financial Officer, terminated employment with the Company as of February 28, 2007. Ms. Leslie has received or is continuing to receive the benefits generally described in this paragraph.

If the executive officer’s employment is terminated for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation

(including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. After termination of employment, the exercisability or settlement of equity awards subject to the grants will be determined promptly (or, in the instance of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if the executive had continued to remain employed throughout the performance period). The executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time he or she was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and the executive officer will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

After the end of the term of Mr. Coleman’s employment agreement, all outstanding awards to Mr. Coleman holds that are subject to time-based vesting criteria will immediately become fully vested and all awards that are subject to performance-based vesting criteria will continue to vest, provided that performance goals are achieved at the end of the performance period. In the case of each of Ms. Daly and Ms. Leslie, after the end of the term of her employment agreement with respect to any award subject to cliff vesting, the award will become vested at the end of the vesting period based on the percentage of the vesting period that was completed as of the expiration of the employment agreement (subject, if applicable, to the achievement of any performance-based vesting criteria). See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

If we undergo a change in control, all equity-based compensation held by the executive officer, and in the case of Mr. Damaschke, all equity-based compensation held by him that was granted after July 25, 2007, will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. Under the terms of Mr. Damaschke’s employment agreement, if any of the Company’s Chief Executive Officer, President or Chief Operating Officer is entitled to accelerated vesting upon a change of control, then all other equity-based compensation held by Mr. Damaschke, regardless of when it was granted, will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the grant. In addition, we will indemnify each executive officer, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

We have agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to the Company or any affiliate.

In addition, Mr. Coleman, Mr. Damaschke and Ms. Leslie have each agreed to non-solicitation provisions in their respective agreements for one year following employment and Ms. Daly has agreed to non-solicitation provisions in her agreement for two years following employment and to non-competitions provision for one year following employment. Each executive officer agreed to confidentiality provisions in his or her agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

In February 2007, our Board of Directors adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $100,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action. In reviewing any related party transaction, the Audit Committee will take into account any factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board of Directors or Audit Committee may refer the evaluation of any related party transaction to the Company’s independent directors (or a special committee comprised of independent directors). No director will participate in any discussion or approval of any transaction in which the director is an interested party. Because the transactions described immediately below under the heading “Share Repurchases” involved repurchases of the Company’s outstanding Class A Stock, the transactions were approved by the Board of Directors (with the interested director not participating in the evaluation of such transaction). In the case of the repurchase of shares directly from David Geffen described in the next section, the actual terms of the stock repurchase agreement between the Company and Mr. Geffen were approved by a special committee comprised of two independent directors, acting pursuant to a delegation of authority by the Board of Directors. With the exception of the transactions described under “Share Repurchases” and the transactions occurring in 2007 described under “Use of Private Aircraft,” the related-party transactions discussed below were entered into before adoption of such written policy.

Share Repurchases

In August 2007, the Company repurchased 4,813,863 shares of its Class A Stock from DWI  II, an entity controlled by Paul Allen. At the time of such repurchase, Mr. Allen was a director of the Company and he remains a significant stockholder. The shares were repurchased at a price of $31.16 per share, the public offering price of shares of Class A Stock which were sold by Mr. Allen concurrently with such repurchase. The aggregate purchase price of the shares repurchased by the Company was approximately $150,000,000.

In October 2007, the Company repurchased 769,500 shares of its Class A Stock from the Wunderkinder Foundation, a non-profit entity established by Steven Spielberg. The Wunderkinder Foundation had originally received such shares through a donation by Mr. Spielberg. The shares were repurchased at a price of $31.79 per share, for an aggregate purchase price of $24,462,405.

In November 2007, the Company repurchased an aggregate of 1,100,000 shares of its Class A Stock from The David Geffen Foundation, a non-profit foundation established by David Geffen. The shares were repurchased at a price of $29.6307 per share, for an aggregate purchase price of $32,593,770. In November 2007, the Company also purchased an aggregate of 357,000 shares of its Class A Stock directly from Mr. Geffen. These shares were repurchased at a price of $ 28.413 per share, for an aggregate purchase price of $10,143,441.

Use of Private Aircraft

Under our executive travel policy and as set forth in their employment agreements, certain of our executive officers use private aircraft when traveling on Company business. Certain of our executive officers either partially own private aircraft or have access to them through charter arrangements. We reimburse these executive officers for the cost of using private aircraft while traveling on Company business. During 2007, we reimbursed the executive officers shown below for the following amounts:

Executive Officer	Amount
Jeffrey Katzenberg	$1,281,812
Lewis Coleman	46,612

The aircraft used by Mr. Katzenberg is owned jointly by Mr. Katzenberg and Steven Spielberg. During 2007, the Company reimbursed Mr. Katzenberg at an hourly rate that the Company believes is less than the average hourly operating costs associated with owning and operating a similar aircraft, either outright or through a fractional ownership interest. The aircraft used by Mr. Coleman in 2007 was made available through a standard charter arrangement with an unaffiliated aircraft operator, and the Company reimbursed Mr. Coleman for the full charter costs.

Repayment of Loans

William Damaschke was elected as an executive officer of the Company in October 2007. In July 2007, he paid approximately $298,522 to the Company in full repayment of two loans that had previously been made to him. This payment reflected the largest amount outstanding during 2007 and was comprised of the aggregate original principal amount of $250,000 and accrued interest of $48,522 on the loans. The loans were in the original principal amounts of $100,000 and $150,000 and bore interest at the annual rates of 4.63% and 3.24%, respectively. During the terms of the loans, no principal or interest payments were made and accrued interest was added to the amount of the outstanding indebtedness.

Agreements Between DreamWorks Studios and DreamWorks Animation

Prior to October 27, 2004 (the “Separation Date”), we operated as a business division of DreamWorks LLC (“DreamWorks Studios”). On the Separation Date, we entered into a separation agreement (the “Separation Agreement”) for the purpose of establishing us as a separate stand-alone entity (the “Separation”). We also entered into a number of other agreement with DreamWorks Studios establishing the terms of our relationships with DreamWorks Studios.

In January 2006, in connection with the acquisition of DreamWorks Studios by Viacom Inc. and certain of its affiliates (“Viacom”) (including Paramount Pictures and its affiliated entities (“Paramount”)), certain agreements and relationships between DreamWorks Animation and DreamWorks Studios were amended, modified or terminated. In general, these amendments, modifications or terminations were effective for periods beginning after January 31, 2006. Where applicable, such changes are noted in the following related-party transaction descriptions.

Separation Agreement

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets, free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C.:

•

its animated theatrical films and direct-to-video films (including the films transferred to it by DW Funding, but not including any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films;

•	its 99% interest in DreamWorks Post-Production LLC, an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations; and

•	all accounting and other books, records and files primarily relating to the business and operations of the animation group of DreamWorks Studios.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004. In addition, DreamWorks Animation assumed (i) approximately $325 million of indebtedness that DreamWorks Studios borrowed under its revolving credit facility, (ii) $75 million in advances that Vivendi Universal Entertainment LLP (“Universal Studios”) made to DreamWorks Studios to fund animated motion pictures and (iii) $80 million of subordinated debt owed to HBO. DreamWorks Animation repaid all of the revolver debt and $30 million of the subordinated debt owed to HBO with proceeds from the IPO, and DreamWorks Studios was released from its obligation to repay this indebtedness. In addition, DreamWorks Animation borrowed approximately $101.4 million under its $200 million revolving credit facility upon the consummation of the IPO to repay an equivalent amount of other debt of DreamWorks Studios, which DreamWorks Animation subsequently repaid.

Under the Separation Agreement, neither DreamWorks Animation nor DreamWorks Studios made any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of the Separation;

•	any consents or approvals required in connection with the transfers;

•	the value or freedom from any security interests of any assets transferred;

•	the absence of any defenses or freedom from counterclaim with respect to any claim of either DreamWorks Animation or DreamWorks Studios; or

•	the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of the IPO.

DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•

DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Trademark License Agreement/Trademark Assignment Agreement

In connection with the Separation, certain trademarks related to the “DreamWorks” name were transferred to DreamWorks Animation and DreamWorks Animation entered into a trademark license agreement pursuant to which it granted to DreamWorks Studios a fully paid, irrevocable license to use certain trademarks owned by DreamWorks Animation. In addition, DreamWorks Studios assigned to DreamWorks Animation certain of its other trademarks pursuant to a trademark assignment agreement.

Formation Agreement and Holdco Arrangement

As described below, certain members of DreamWorks Studios who received shares of DreamWorks Animation’s Common Stock in connection with the Separation entered into an arrangement among themselves with respect to the allocation of such shares among such members. In connection with the Separation and such arrangements, DreamWorks Animation entered into a Formation Agreement with DreamWorks Studios, DWA Escrow LLLP (“Holdco”) and certain members of DreamWorks Studios. As more fully described below, the Formation Agreement provided for, among other things, the contributions to Holdco and the mechanics of up to two follow-on secondary offerings of Class A Stock. Entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, entered into a partnership agreement to form Holdco and contributed the shares of Common Stock received by them in the Separation to Holdco (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A Stock and 1,154,079 shares of Class B Stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A Stock (4,901,858 shares of which were sold in the IPO) and one share of Class C Stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A Stock (775,213 shares of which were sold in the IPO) and (4) in the case of Universal Studios, 1,039,756 shares of Class A Stock (all of which were sold in the IPO). In January 2006, in connection with Paramount’s acquisition of DreamWorks Studios, a wholly owned subsidiary of Viacom was substituted for Universal Studios as a partner in Holdco. DreamWorks Animation agreed to effect a follow-on secondary offering of Class A Stock of a sufficient size to permit the Holdco partners to receive a minimum of approximately $533 million of aggregate net cash proceeds from a combination of sales of secondary shares in the IPO and such follow-on offering (assuming participation by all Holdco partners in such offerings). Such offering was consummated in November 2006 with the sale of approximately 11.6 million shares of Class A Stock to the public by certain Holdco participants. None of the Company, Jeffrey Katzenberg, David Geffen or Steven Spielberg sold any shares of stock or received any proceeds from the November 2006 follow-on offering. Immediately upon pricing of such offering, all of the shares held by Holdco were allocated to its partners as follows:

•

first, pro rata necessary to satisfy each Holdco partner’s unreturned DreamWorks Studios’ capital as of the date of the IPO (reduced by such partner’s receipt of net cash proceeds in the IPO and the follow-on offering and taking into account the value of any shares retained and not contributed to Holdco by such partner); and

•	second, pro rata in proportion to their relative participation percentages in DreamWorks Studios as of the date of the IPO.

In order to elect the Class C Director, an entity controlled by Paul Allen held one share of Class C Stock directly rather than through Holdco. The share of Class C Stock was converted into Class A Stock in August 2007 upon consummation of a second offering by an entity controlled by Paul Allen. Holdco was dissolved in 2007.

DreamWorks Animation has agreed to indemnify the other parties to the Formation Agreement for any breaches of its representations and warranties set forth in the agreement. DreamWorks Animation was not a party to the Holdco partnership agreement.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with Holdco, M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DWI II, Jeffrey Katzenberg, David Geffen and Paul Allen. The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s Chief Executive Officer;

•	the Class C Director (if any shares of Class C Stock are issued and outstanding);

•

one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s Chief Executive Officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

•

such number of individuals selected by the Nominating and Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then Paul Allen (to the extent he holds Common Stock), other entities controlled by Paul Allen (to the extent they hold Common Stock) and other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director (other than, except for cause, the Class C director). In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (but in accordance with the board composition requirements set forth above).

Transfer of Shares

Restrictions on Transfer by Vulcan.    In the event that Paul Allen or any person controlled by Paul Allen (the “Vulcan Stockholders”) or any of their respective affiliates acquires any additional shares of DreamWorks Animation’s Common Stock or other voting securities (other than shares of Common Stock (including shares pledged to secure DreamWorks Studios’ revolving credit facility) owned by a Vulcan Stockholder or which a Vulcan Stockholder has a right to receive immediately after the final allocation of shares held by Holdco (which occurred in November 2006)), then without DreamWorks Animation’s prior written consent, each Vulcan Stockholder has agreed not to transfer (other than to DreamWorks Animation or to any holder of Class B Stock or to Paul Allen or any entity controlled by Paul Allen) any such additional shares or shares in excess of the number of shares held at the time of the final allocation of shares by Holdco representing Vulcan’s invested DreamWorks Studios capital if the ultimate purchaser would (to such Vulcan Stockholder’s knowledge after reasonable due inquiry) beneficially own more than 5% of DreamWorks Animation’s then issued and outstanding Common Stock, after giving effect to such transfer. However, any Vulcan Stockholder is permitted to transfer such Common Stock to:

•

a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, if, after giving effect to such transfer, such “qualified institutional buyer” would be eligible to report its ownership of DreamWorks Animation’s Common Stock on Schedule 13G pursuant to Rule 13d-1 under Section 13 of the Exchange Act (or any successor provision thereto); and

•

any person who, upon consummation of such transfer, enters into (and agrees not to transfer such Common Stock except to permitted transferees that enter into) a “standstill agreement” with DreamWorks Animation and the holders of Class B Stock on the terms described below under “—Standstill” (or less restrictive terms that DreamWorks Animation agrees to).

Agreement to Convert.    The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Right of First Offer.”

Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Standstill

Limitation on Acquisitions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, acquire ownership of any additional shares of DreamWorks Animation’s Common Stock or other voting securities (except pursuant to the Formation Agreement or the Holdco partnership agreement). Notwithstanding the foregoing, Paul Allen and the Vulcan Stockholders are permitted to acquire (including pursuant to certain hedging transactions), beneficial ownership of additional shares of DreamWorks Animation’s Common Stock or other voting securities so long as the percentage of the aggregate number of shares of DreamWorks Animation’s Common Stock and other voting securities owned by Paul Allen, the Vulcan Stockholders and their respective affiliates (other than any such affiliate that is listed on a national securities exchange) does not exceed the greater of (x) 33% of the outstanding shares of DreamWorks Animation’s Common Stock and other voting securities and (y) such percentage of the number of such outstanding shares of DreamWorks Animation’s Common Stock or other voting securities owned by all of the Class B stockholders in the aggregate. In no event will Paul Allen or any Vulcan Stockholder be in breach of the Vulcan stockholder agreement or be required to sell any shares of DreamWorks Animation’s Common Stock or other voting securities because of a decrease in the percentage described in clause (y) above. Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions.

Other Restrictions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation that they will not, will cause each of their affiliates (other than any such affiliate that is listed on a national securities exchange) not to and use their reasonable best efforts to cause each of their respective affiliates not controlled by them (other than any such affiliate that is listed on a national securities exchange) not to, and Steven Spielberg has agreed in a separate standstill agreement that he will not, and will cause persons controlled by him not to, prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, take any of the actions set forth below (unless pursuant to a transaction in which DreamWorks Animation has entered into a definitive agreement or the Board of Directors has recommended in favor of) (or take any action that would require DreamWorks Animation to make an announcement regarding any of the following):

•	effect, propose or cause or participate in, or assist any other person to effect, propose or participate in:

•

any tender or exchange offer, merger, consolidation, restructuring, liquidation or other extraordinary transaction involving DreamWorks Animation or any of its subsidiaries or any material portion of its or their business or any purchase of all or any substantial part of DreamWorks Animation’s assets or any of its subsidiaries; or

•

any solicitation of proxies with respect to DreamWorks Animation or any of its affiliates or any action resulting in Paul Allen, any affiliate of Paul Allen or such other person becoming a participant in any election contest with respect to DreamWorks Animation or any of its subsidiaries;

•	propose any matter for submission to a vote of DreamWorks Animation’s stockholders or call or seek to call a meeting of DreamWorks Animation’s stockholders;

•	seek election to, seek to place a representative on or seek the removal of any director, except the Class C Director;

•

grant any proxy with respect to any of DreamWorks Animation’s Common Stock (other than to Jeffrey Katzenberg, David Geffen, DreamWorks Animation’s chief executive officer or a bona fide financial institution in connection with a bona fide recourse borrowing);

•

execute any written consent with respect to any of DreamWorks Animation’s Common Stock other than in respect of the election or removal of the Class C Director or at the request of Jeffrey Katzenberg, David Geffen or DreamWorks Animation’s chief executive officer;

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form, join or participate in a group with respect to any of DreamWorks Animation’s Common Stock or deposit any of DreamWorks Animation’s Common Stock in a voting trust or subject any of DreamWorks Animation’s Common Stock to any arrangement or agreement with respect to the voting of such Common Stock or other agreement having similar effect (in each case except with the Class B common stockholders); or

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except pursuant to DreamWorks Animation’s restated certificate of incorporation as it relates to the Class C Director, take any other action to seek to affect the control of the management or the Board of Directors or any of DreamWorks Animation’s affiliates.

Each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions. Nothing in the standstill restrictions will restrict Paul Allen, any Vulcan Stockholder or the Class C Director, in their capacity as a director or board committee member of DreamWorks Animation or any non-wholly owned affiliate of Paul Allen or any Vulcan Stockholder, from exercising their fiduciary duties in such capacity as they deem to be in DreamWorks Animation’s best interest or in the best interest of such non-wholly owned affiliate.

Exceptions to Standstill.    The Vulcan stockholder agreement and the Spielberg standstill agreement provide that none of Paul Allen nor any Vulcan Stockholder nor Steven Spielberg nor any person he controls will be subject to any of the restrictions set forth above if:

•	DreamWorks Animation has entered into a definitive agreement providing for, or, in the case of the second sub-bullet below, the Board of Directors has recommended in favor of:

•	any acquisition or purchase by any person of a majority of DreamWorks Animation’s Common Stock,

•	any tender offer or exchange offer that if consummated would result in any person acquiring a majority of DreamWorks Animation’s Common Stock or

•

any merger, consolidation, share exchange or other business combination involving DreamWorks Animation which, if consummated, would result in DreamWorks Animation’s stockholders immediately prior to the consummation of such transaction ceasing to own at least a majority of the equity interests in the surviving entity;

•

any person (other than DreamWorks Animation, any Class B stockholder, Paul Allen, any Vulcan Stockholder or any of their respective affiliates) acquires 25% or more of the number of then outstanding shares of DreamWorks Animation’s Common Stock or other voting securities having the right to vote generally in the election of directors;

•

any holder of Class B Stock, Jeffrey Katzenberg, David Geffen or entity controlled by Jeffrey Katzenberg or David Geffen or any of their respective affiliates commences a “going private” transaction involving DreamWorks Animation or any of its material subsidiaries or a change of control transaction; or

•

after the allocation of shares held by Holdco, Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding shares of Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

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transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers to Holdco and transfers by Holdco in connection with the transactions described under “—Formation Agreement and Holdco Arrangement”;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

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transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•

transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

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transfers pursuant to a bona fide third-party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers.    Each party to the Class B stockholder agreement is entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three-month period may not exceed 25,000.

Right of First Offer.    Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right.    Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Demand Registration Rights.    The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg or David Geffen. Entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen each have the right to require DreamWorks Animation to effect one additional registration.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good-faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

Piggyback Registration Rights.    In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets (the “Tax Basis Increase”). The Tax Basis Increase is expected to reduce the amount of tax that the Company may pay in the future to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to Paul Allen’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to the Company. At the time of the Separation, the Tax Basis Increase was $1.61 billion, resulting in a potential tax benefit to the Company of approximately $595.0 million, that is expected to be realized over 15 years if we generate sufficient taxable income.

The Company recognized $110.2 million in net tax benefits as of December 31, 2007 based on 2007 estimated taxable income and an evaluation of the amount of future tax benefits expected to be realized from the Tax Basis Increase. As discussed above, the Company is obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits. The Company also made a $27.6 million cash payment to the stockholder’s affiliate in 2007 related to tax benefits realized in 2006 from the Tax Basis Increase. Accordingly, the Company has recorded a liability to the stockholder’s affiliate of $68.4 million as of December 31, 2007. To the extent that the Company does not realize all of these tax benefits in future years, this liability to the stockholder’s affiliate may be reduced. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent registered public accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication With Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from DreamWorks Animation and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Karl M. von der Heyden, Chairman

Judson Green

Mellody Hobson

Michael Montgomery

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

March 24, 2008

DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2007 is being mailed with this Proxy Statement. DreamWorks Animation will provide copies of the Annual Report on Form 10-K and, for a reasonable fee per page, all exhibits to the Annual Report on Form 10-K to any stockholder requesting them. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Katherine Kendrick, Corporate Secretary. The request must include a representation by the stockholder that as of March 17, 2008, the stockholder was entitled to vote at the Annual Meeting.

ANNEX A

DREAMWORKS ANIMATION SKG, INC.

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose. The purpose of this DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of DreamWorks Animation SKG, Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company. This Plan is intended to replace the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan, as amended (the “Prior Plan”), which Prior Plan shall be automatically terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s stockholders, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award granted pursuant to Section 6(g).

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 14 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), in each case other than the management of the Company, the Board or the holders of the Company’s Class B common stock, $0.01 par value;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least 50% of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of the Company Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means DreamWorks Animation SKG, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per-share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan and (b) is not an Incentive Stock Option.

“NYSE” means the New York Stock Exchange.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(e) of the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award, Performance Unit or Cash Incentive Award under the Plan.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award, Performance Unit or Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award, Performance Unit or Cash Incentive Award.

“Performance Unit” means an Award under Section 6(f) of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Plan” shall have the meaning specified in Section 1.

“Prior Plan” shall have the meaning specified in Section 1.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of Class A Common Stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Substituted Options” shall have the meaning specified in Section 6(c)(v).

“Substitution SARs” shall have the meaning specified in Section 6(c)(v).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and Rule 16b-3 and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall (i) qualify as “outside directors” under Section 162(m) of the Code and (ii) meet the independence requirements of the NYSE.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Restated Certificate of Incorporation or Restated Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Certificate of Incorporation or Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be equal to (i) 5,000,000 plus (ii) any Shares with respect to awards granted under the Prior Plan that are forfeited following the date that the Plan is approved by the Company’s stockholders, of which 5,000,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan. The maximum aggregate number of Shares that may be delivered pursuant to Awards other than Options and SARs granted under the Plan shall be 2,500,000. Upon exercise of a stock-settled SAR, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash will not reduce the number of Shares available for delivery under the Plan. If, after the effective date of the Plan, any Award granted under the Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than by the delivery of Shares (including, without limitation, cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued hereunder for purposes of reducing the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan. Notwithstanding the foregoing, no Shares that are surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award shall again become available to be delivered pursuant to Awards under the Plan. Subject to adjustment as provided in Section 4(b), (1) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company under the Plan shall be 2,500,000, and (2) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of Shares described in the preceding clause (1). In the case of all Awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to $10,000,000.

(b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall, in the manner determined by the Committee to be appropriate or desirable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Stock Options) and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, in each case, as provided in Section 4(a), and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan and (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, in each case, as provided in Section 4(a), and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Subject to the restrictions on “repricing” of Options and SARs as set forth in Section 7(b), Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the maximum aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the maximum aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Compensation Awards, (vi) Performance Units, (vii) Cash Incentive Awards, (viii) Deferred Share Units and (ix) other equity based or equity related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to Options to be granted to each Participant, (C) whether each Option will be an Incentive Stock Option or a Nonqualified Stock Option and (D) the conditions and limitations applicable to the vesting and exercise of each Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Options are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. Except as otherwise specified by the Committee in the Award Agreement, Options shall become vested and exercisable with respect to one-fourth of the Shares subject to such Options on each of the first four anniversaries of the date of grant. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Sections 4(a) and 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the

Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price, or (3) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) the conditions and limitations applicable to the exercise thereof.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). SARs are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Exercise. A SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR; provided, however, that in no event may any SAR be exercisable after the tenth anniversary of the date the SAR is granted. Any determination by the Committee that is made pursuant to this Section 6(c)(iv) may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter.

(v) Substitution SARs. Only in the event the Company is not accounting for equity compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, the Committee shall have the ability to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or SARs settled in Shares or cash in the Committee’s discretion) (“Substitution SARs”) for outstanding Nonqualified Stock Options (“Substituted Options”);

provided that (A) the substitution shall not otherwise result in a modification of the terms of any Substituted Option, (B) the number of Shares underlying the Substitution SARs shall be the same as the number of Shares underlying the Substituted Options and (C) the Exercise Price of the Substitution SARs shall be equal to the Exercise Price of the Substituted Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the other terms and conditions of such Awards.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may, in its discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Restricted Shares may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, unless the grant of such Restricted Share or RSU is contingent on satisfaction of the requirements for the payment of “qualified performance-based compensation” under Section 162(m) of the Code (whether pursuant to Section 6(e) of this Plan, the DreamWorks Animation SKG, Inc. 2008 Annual Incentive Plan or any other plan), all requirements set forth in Section 6(e) must be satisfied in order for the restrictions applicable thereto to lapse.

(e) Performance Compensation Awards. (i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(e).

(ii) Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant as eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(e). Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(iii) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select (A) the length of such

Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that will be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (B) operating income, (C) earnings per share, (D) return on shareholders’ equity, (E) return on investment or capital, (F) return on assets, (G) level or amount of acquisitions, (H) share price, (I) profitability/profit margins, (J) market share (in the aggregate or by segment), (K) revenues or sales (including specified types or categories thereof) (based on units and/or dollars), (L) costs (including specified types or categories thereof), (M) cash flow, (N) working capital, (O) completion of production or stages of production within specified time and/or budget parameters, (P) budgeted expenses (operating and capital) and (Q) box office results (domestic, international or worldwide) of any of the Company’s films. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi) Payment of Performance Compensation Awards. (A) Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B) Limitation. Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(e)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.

(C) Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(e)(vi)(D).

(D) Negative Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(E) Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

(F) Form of Payment. In the case of any Performance Compensation Award other than a Restricted Share, RSU or other equity-based Award that is subject to performance-based vesting conditions, such Performance Compensation Award shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of this Plan (or any successor equity-compensation plan) and any applicable Award Agreement. The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

(f) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in

Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(g) Cash Incentive Awards. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to grant Cash Incentive Awards. Subject to Section 4(a), the Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of Performance Goals. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(h) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine, provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.

(i) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR or a Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, (A) payment directly to the Participant, (B) withholding of such amounts by the Company subject to vesting of the Award or (C) reinvestment in additional Shares, Restricted Shares or other Awards.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a), or (ii) change the class of employees or other individuals eligible to participate in the Plan. No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any

Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 6(e)(v) and the final sentence of Section 7(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.

SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that

Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or, at the discretion of the Participant, by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(o) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(p) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(q) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved by the Company’s stockholders under Section 10(a). Unless otherwise expressly provided in the

Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

ANNEX B

DREAMWORKS ANIMATION SKG, INC.

2008 ANNUAL INCENTIVE PLAN

SECTION 1. Purpose. The purpose of the DreamWorks Animation SKG, Inc. 2008 Annual Incentive Plan (the “Plan”) is to provide annual performance-based incentive compensation opportunities to eligible employees of the Company (as defined below) and its Affiliates (as defined below) who are in a position to contribute materially to the success of the Company and its Affiliates.

SECTION 2. Definitions.

(a) “162(m) Award” means an Award intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m).

(b) “2008 Omnibus Plan” means the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Plan, as may be amended from time to time.

(c) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(d) “Award” means an award made pursuant to the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” has the meaning set forth in the 2008 Omnibus Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(h) “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(i) “Company” means DreamWorks Animation SKG, Inc., together with any successor thereto.

(j) “Employee” means an employee of the Company or any of its Affiliates.

(k) “Participant” means an Employee selected from time to time by the Committee to participate in the Plan.

(l) “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Plan Year with respect to any Award under the Plan.

(m) “Performance Formula” means, for a Plan Year, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Plan Year.

(n) “Performance Goal” means, for a Plan Year, one or more goals established by the Committee for the Plan Year based upon the Performance Criteria.

(o) “Plan Year” means any calendar year during which the Plan is in effect.

(p) “Section 162(m)” means Section 162(m) of the Code.

(q) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

(r) “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Eligibility. All present and future Employees shall be eligible to receive Awards under the Plan.

SECTION 4. Provisions Applicable to All Awards. (a) Maximum Annual Plan Limit. Notwithstanding any provision of the Plan to the contrary, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall not exceed $10,000,000.

(b) Performance Goals. The Committee shall establish the Performance Goals for the Company and the Participants, as applicable, each Plan Year. The Committee shall also determine the extent to which each applicable Performance Criterion shall be weighted in determining weightings from Participant to Participant, Award to Award and Plan Year to Plan Year.

(c) Award Levels; Eligibility for Payment. The Committee shall establish for each Participant the amount payable with respect to each Award at specified levels of performance, based on the Performance Goal for each applicable Performance Criterion and the weighting established for such criterion. All such determinations regarding the achievement of any Performance Goals shall be made by the Committee. The actual amount payable pursuant to each Participant’s Award shall be determined by the Committee. Except as otherwise determined by the Committee in its discretion, in order to be eligible for payment in respect of an Award, a Participant must be an Employee on January 1 of the year that follows the Plan Year for which such Award is earned.

(d) Form of Payment. Awards shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value (in each case, within the meaning of the 2008 Omnibus Plan) and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of the 2008 Omnibus Plan (or any successor equity-compensation plan) and any applicable Award Agreement (as defined in the 2008 Omnibus Plan). The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)).

(e) Timing of Payment. Awards shall be paid promptly following the Committee’s determination of whether and the extent to which Performance Goals have been achieved with respect to the immediately preceding Plan Year, but in no event will such Awards be paid later than December 31 of the year following the Plan Year in which such Awards are earned; provided, however, that in the case of a Participant whose employment terminates on or before December 31 of a Plan Year, if the Committee determines that such Participant shall be entitled to payment in respect of all or a portion of the Participant’s Award with respect to such Plan Year, then such payment shall be made to such Participant not later than March 15 of the year following the year of termination. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine; provided, however, that each Participant’s election to defer the payment of an Award complies with the terms of the applicable plan or program of the Company or its Affiliates.

(f) Withholding. The Company may deduct and withhold from any amounts payable under the Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

(g) No Limitations on Other Plans. Nothing contained in the Plan will be deemed in any way to limit or restrict the ability of the Company, any of its Affiliates or the Committee to make any award or payment to any person under any other plan, agreement, arrangement or understanding, whether now existing or hereafter in effect.

SECTION 5. 162(m) Awards. (a) Generally. The provisions of this Section 5 shall apply solely to Awards that the Committee designates as 162(m) Awards.

(b) Recipients of 162(m) Awards. The Committee shall, in its sole discretion, designate within the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)) which Participants will be eligible to receive 162(m) Awards in respect of such Plan Year. However, designation of a Participant as eligible to receive a 162(m) Award hereunder for a Plan Year shall not in any manner entitle such Participant to receive payment in respect of any 162(m) Award for such Plan Year. The determination as to whether such Participant becomes entitled to payment in respect of any 162(m) Award shall be made solely in accordance with the provisions of this Section 5. Moreover, designation of a Participant as eligible to receive a 162(m) Award hereunder for a particular Plan Year shall not require designation of such Participant as eligible to receive a 162(m) Award hereunder in any subsequent Plan Year, and designation of one Employee as a Participant eligible to receive a 162(m) Award hereunder shall not require designation of any other Employee as a Participant eligible to receive a 162(m) Award hereunder in such period or in any other period.

(c) Discretion of Committee with Respect to 162(m) Awards. With regard to a particular Plan Year, the Committee shall have full discretion to select (i) the type(s) of 162(m) Awards to be issued, (ii) the Performance Criteria that will be used to establish the Performance Goal(s), (iii) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (iv) the Performance Formula. Within the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)), the Committee shall, with regard to the 162(m) Awards to be issued for such Plan Year, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(d) Performance Criteria Applicable to 162(m) Awards. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goal(s) with respect to 162(m) Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (i) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (ii) operating income, (iii) earnings per share, (iv) return on shareholders’ equity, (v) return on investment or capital, (vi) return on assets, (vii) level or amount of acquisitions, (viii) share price, (ix) profitability/profit margins, (x) market share (in the aggregate or by segment), (xi) revenues or sales (including specified types or categories thereof) (based on units and/or dollars), (xii) costs (including specified types or categories thereof), (xiii) cash flow, (xiv) working capital, (xv) completion of production or stages of production within specified time and/or budget parameters, (xvi) budgeted expenses (operating and capital) and (xvii) box office results (domestic, international or worldwide) of any of the Company’s films. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m), the Committee shall, within the first 90 days of the applicable Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Plan Year.

(e) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)), or any time thereafter

(but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the 162(m) Awards granted to any Participant for the Plan Year to fail to qualify as “qualified performance-based compensation” under Section 162(m)), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Plan Year to the extent permitted under Section 162(m) (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(f) Payment of 162(m) Awards. (i) Condition to Receipt of Payment. A Participant must be an Employee on the last day of a Plan Year to be eligible for payment in respect of a 162(m) Award for such Plan Year. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, 162(m) Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Plan Year for which a 162(m) Award is made, or to the designee or estate of a Participant who died prior to the last day of a Plan Year.

(ii) Limitation. Except as otherwise permitted by Section 162(m), a Participant shall be eligible to receive payments in respect of a 162(m) Award only to the extent that (A) the Performance Goal(s) for such period are achieved and certified by the Committee in accordance with Section 5(f)(iii) and (B) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s 162(m) Award has been earned for the Plan Year.

(iii) Certification. Following the completion of a Plan Year, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Plan Year have been achieved and, if so, to calculate and certify in writing that amount of the 162(m) Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s 162(m) Award for the Plan Year and, in so doing, may apply negative discretion as authorized by Section 5(f)(iv).

(iv) Negative Discretion. In determining the actual size of an individual 162(m) Award for a Plan Year, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the 162(m) Award earned in the Plan Year, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(v) Discretion. Except as otherwise permitted by Section 162(m), in no event shall any discretionary authority granted to the Committee by the Plan be used to (A) grant or provide payment in respect of 162(m) Awards for a Plan Year if the Performance Goals for such Plan Year have not been attained, (B) increase a 162(m) Award for any Participant at any time after the first 90 days of the Plan Year (or, if shorter, the maximum period allowed under Section 162(m)) or (C) increase a 162(m) Award above the maximum amount payable under Section 4(a) of the Plan.

SECTION 6. Administration. (a) Committee Composition. The Plan shall be administered by the Committee, which shall be composed of two or more directors, all of whom shall qualify as “outside directors” under Section 162(m).

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the terms and conditions of any Awards, (iv) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon the Company, its Affiliates and all Participants. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

SECTION 7. Amendment and Termination of the Plan. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, however, that no change shall be made without the approval of the Company’s stockholders that (i) changes the Performance Criteria applicable to 162(m) Awards, (ii) increases the maximum amount authorized to be paid to any Participant during a Plan Year, as set forth in Section 4(a), or (iii) would require the approval of the stockholders of the Company in order to satisfy Section 162(m). Notwithstanding the foregoing, the Board may unilaterally amend the Plan and 162(m) Awards as it deems appropriate to cause such Awards to meet the requirements of Section 162(m). Except as provided in the immediately preceding sentence or in Section 9(d), no modification, amendment or termination of the Plan may materially and adversely affect the rights of a Participant to whom any Award shall theretofore have been granted without the consent of such Participant.

SECTION 8. Change of Control. In the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for assumption of Awards previously granted, all Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Plan Year and “target” performance levels had been attained. All payments pursuant to this Section 8 shall be made not later than 30 days following the date of the Change of Control.

SECTION 9. Section 409A. (a) It is intended that the provisions of the Plan comply with Section 409A of the Code (“Section 409A”), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) No Participant and no creditor or beneficiary of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by such Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(d) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Plan as the

Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes or penalties.

SECTION 10. No Right to Continued Employment. Nothing contained in the Plan or in any Award Notice (or in any other documents related to the Plan or to any Award or Award Notice) shall confer upon any Participant any right to continue in the employ or other service of the Company or an Affiliate.

SECTION 11. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant, on the other. To the extent that any Participant acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

SECTION 12. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

SECTION 13. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award hereunder shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

SECTION 14. Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 15. Effective Date of the Plan. The Plan became effective upon its approval by the Board on February 21, 2008 and is effective with respect to Plan Years commencing with 2008. Notwithstanding the foregoing, no Award that has been designated as a 162(m) Award shall be payable hereunder unless and until the Plan has been approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan, all outstanding 162(m) Awards shall be forfeited.

The attached form of proxy card on the following page will be distributed to all holders of record (as of the record date) of the Company’s Class A Common Stock and Class B Common Stock, voting together as a single class, with respect to (i) the election of 12 directors to serve for the ensuing year or until their successors are duly elected and qualified; (ii) an amendment to the Company’s restated certificate of incorporation to increase the maximum number of directors from 12 to 15; (iii) an amendment to the Company’s restated certificate of incorporation to change the composition of the nominating and governance committee; (iv) approve the adoption of the 2008 Omnibus Incentive Compensation Plan; (v) approve the adoption of the 2008 Annual Incentive Plan; and (vi) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

ADMISSION TICKET

Bring this ticket with you for admission to the meeting.

DREAMWORKS ANIMATION SKG, INC.

Annual Meeting of Stockholders MAY 7, 2008 at 8:00 a.m. PDT.

Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood California 90028

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2008:

The Proxy Statement and the 2007 Annual Report to Stockholders are available at www.proxyvote.com.

Please sign, date and return this proxy card in the enclosed envelope.

DREAMWORKS ANIMATION SKG, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey Katzenberg and Katherine Kendrick, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of DreamWorks Animation SKG, Inc., to be held on Wednesday, May 7, 2008 at 8:00 a.m., PDT, at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood California 90028 and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and hereby instructs said proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. If only one of the proxies shall be present and acting at the Annual Meeting in person or by substitute then that one shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF.

Please refer to the Proxy Statement for a discussion of the proposals.

C/O BANK OF NEW YORK 101 BARCLAY STREET NEW YORK, NY 10286 VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by DreamWorks Animation SKG, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DreamWorks Animation SKG, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DREAM1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DREAMWORKS ANIMATION SKG, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 THROUGH 6.

For All Withhold For All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS

Nominees (01) Jeffrey Katzenberg (02) Lewis Coleman (03) Roger A. Enrico (04) Harry Brittenham (05) Thomas Freston (06) David Geffen (07) Judson C. Green

(08) Mellody Hobson

(09) Michael Montgomery

(10) Nathan Myhrvold

(11) Margaret C. Whitman

(12) Karl M. von der Heyden

[FOR, AGAINST AND ABSTAIN BOXES SHOULD BE TO THE RIGHT OF EACH PROPOSAL]

2. PROPOSAL TO APPROVE AN AMENDMENT to the Company’s restated certificate of incorporation to increase the maximum number of directors from 12 to 15.

3. PROPOSAL TO APPROVE AN AMENDMENT to the Company’s restated certificate of incorporation to change the composition of the nominating and governance committee.

4. PROPOSAL TO APPROVE THE ADOPTION OF THE 2008 OMNIBUS INCENTIVE COMPENSATION PLAN.

5. PROPOSAL TO APPROVE THE ADOPTION OF THE 2008 ANNUAL INCENTIVE PLAN.

For Against Abstain

6. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008

The persons named as proxies are authorized to vote in their discretion on any other business as may properly come before the meeting and any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as the name or names appear(s) on the stock certificate. If the stock is owned by joint owners, both owners should sign. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, attorneys, administrators, trustees, guardians or corporate officers should give their full title.

Please sign, date and return this proxy card in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date